Table of Contents

Schedules

Schedule A	Certain Definitions
Schedule B	Payment Rights
Schedule C-1	AGGRASTAT Payment Proprietary Rights Included in Payment Collateral
Schedule C-2	MC-1 Payment Proprietary Rights Included in Payment Collateral
Schedule D	Excluded Proprietary Rights

Exhibits

Exhibit A-1a	Security Agreement (Medicure-Barbados, New York law)
Exhibit A-1b	Security Agreement (Medicure-Manitoba, New York law)
Exhibit A-1c	Security Agreement (Medicure-Manitoba, Manitoba law)
Exhibit A-1d	Security Agreement (Medicure-Pharma, New York law)
Exhibit A-2a	Patent Security Agreement (Medicure-Manitoba)
Exhibit A-2b	Patent Security Agreement (Medicure-Barbados)
Exhibit A-3a	Trademark Security Agreement (Medicure-Manitoba)
Exhibit A-3b	Trademark Security Agreement (Medicure-Barbados)
Exhibit A-4a	Copyright Security Agreement (Medicure-Manitoba)
Exhibit A-4b	Copyright Security Agreement (Medicure-Barbados)
Exhibit A-5	Payment Guaranty and Security Agreement
Exhibit A-6	Guarantee and Indemnity
Exhibit A-7	Debenture
Exhibit A-8	UCC-1 financing statements

Exhibit B	Payment Intercreditor Agreement
Exhibit C	Warrant
Exhibit D-1	Legal Opinion of Aikins, MacAulay & Thorvaldson LLP
Exhibit D-2	Legal Opinion of Hogan & Hartsen LLP
Exhibit D-3	Legal Opinion of [Barbados Counsel]
Exhibit E	Disclosure Schedules

Debt Financing Agreement dated as of September 17, 2007 (this "Agreement") is entered into by and among:

(i) **Birmingham Associates Ltd.**, a Cayman Islands company ("Lender");

(ii) **Medicure, Inc.**, a corporation organized under the laws of Canada ("Medicure-Manitoba");

(iii) **Medicure International, Inc.**, a corporation organized under the laws of Barbados ("Medicure-Barbados");

(iv) **Medicure Pharma Inc.**, a corporation organized under the laws of Delaware ("Medicure-Pharma") and

(v) the other **Guarantors** identified as such on the signature page to this Agreement, and any Additional Guarantors (as hereinafter defined) (together, and with Medicure-Manitoba and Medicure-Barbados, the "Guarantors"; for clarity, Medicure-Pharma is not and shall not be a Guarantor).

All references herein to "Medicure" shall mean and include each of, and together, Medicure-Manitoba, Medicure-Barbados, Medicure-Pharma and each of the other Guarantors. Lender, Medicure-Manitoba, Medicure-Barbados, Medicure-Pharma and each of the other Guarantors are herein each referred to as a "Party", and together referred to as the "Parties". Medicure-Manitoba shall be deemed to be a Guarantor as to any separate Medicure Obligations of Medicure-Barbados, Medicure-Pharma and the other Guarantors; and Medicure-Barbados shall be deemed to be a Guarantor as to any separate Medicure Obligations of Medicure-Manitoba, Medicure-Pharma and the other Guarantors.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Schedule A.

Recitals

A. Medicure desires to obtain from Lender, and Lender desires to provide to Medicure, debt financing under the terms of this Agreement, which includes Medicure promising to pay to Lender, as repayment of such financing, a portion of the Net Sales derived from time to time from the Commercialization of the Payment Products in an amount and on the terms set forth in this Agreement (and subject to certain minimum payments as applicable). In connection therewith, (i) Medicure will grant to Lender a Lien on the Payment Proprietary Rights, which Lien shall be senior to all other Liens on and in the Payment Proprietary Rights, including the Liens held by the Existing Senior Lenders, (ii) Existing Senior Lenders, Medicure and Lender shall enter into the Payment Intercreditor Agreement, and (iii) Medicure-Manitoba will grant to Lender, pursuant to the Warrant, the right to purchase the Warrant Shares from time to time from Medicure-Manitoba. The transactions described in this Recital A are herein each, and together, referred to as the "Transaction".

B. The respective Boards of Directors of each of Medicure have approved the Transaction on the terms and subject to the conditions set forth herein.

Agreement

Now, therefore, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the Parties agree as follows.

Article I
Principal Payment and Repayment Commitments; Closing

Section 1.1. Payments Commitment Generally. Subject to the terms and conditions of this Agreement, and in consideration of payment of the Principal Amount as provided in Section 1.4, Medicure-Barbados hereby covenants and agrees to pay to Lender the Debt Payments (such right to receive such payments, the "Payment Rights"). The Debt Payments shall be determined under, and shall have the rights, benefits, terms and conditions as set forth on, Schedule B of this Agreement.

Section 1.2. Transaction Documents. Simultaneously with the execution and delivery of this Agreement, the following documents shall be executed and delivered by the parties thereto (together with this Agreement, the "Transaction Documents", and each a "Transaction Document").

(a) Medicure shall execute and deliver to Lender (i) the Security Agreements in the forms attached as Exhibit A-1a, A-1b, A-1c and A-1d (collectively, the "Security Agreements"), (ii) the Patent Security Agreements in the forms attached as Exhibit A-2a and A-2b (together, the "Patent Security Agreement"), (iii) the Trademark Security Agreements in the forms attached as Exhibit A-3a and A-3b (together, the "Trademark Security Agreement"), (iv) the Debenture in the form attached as Exhibit A-7 (the "Debenture"), (v) UCC-1 financing statements in the forms attached as Exhibit A-8 (the "Financing Statements"), and (vi) a pledge and charge over 100% the shares of the capital stock of Medicure-Barbados and Medicure-Pharma in form and substance reasonably satisfactory to Lender. All of the foregoing are herein together referred to as the "Payment Collateral Documents", and each a "Payment Collateral Document". All schedules, exhibits and annexes to the Payment Collateral Documents shall be subject to completion in a manner reasonably acceptable to Lender.

(b) Existing Senior Lenders, Medicure and Lender shall execute and deliver the Intercreditor Agreement in the form attached as Exhibit B (the "Payment Intercreditor Agreement").

(c) Medicure-Manitoba shall execute and deliver to Lender the Warrant in the form attached as Exhibit C (the "Warrant"), and Lender and Medicure-Manitoba shall execute and deliver the Securities Purchase Agreement in the form attached as Exhibit D (the "SPA").

Section 1.3. Additional Closing Documents. In the addition to the Transaction Documents, simultaneously with the execution and delivery of this Agreement, the following

documents shall be delivered by Medicure to Lender (the following documents, together with the Transaction Documents, are herein together referred to as the "Closing Documents", and each a "Closing Document").

(a) Medicure shall cause to be delivered to Lender a certificate of "good standing" or similar status from the secretary of state or comparable Governmental Authority of each jurisdiction of incorporation or organization of each Medicure entity ("Good Standing Certifications"), including Good Standing Certifications as to the jurisdictions listed on Disclosure Schedule 2.1 as to each of Medicure entity.

(b) Medicure shall cause to be delivered to Lender opinions of counsel to Medicure in the forms attached as Exhibit D (the "Legal Opinions").

Section 1.4. Principal Payment. In consideration for the Payment Rights and the Warrant, and the execution and delivery by Medicure and the Existing Senior Lenders of the Transaction Documents, Lender shall pay to Medicure-Barbados the amount of twenty-five million US dollars (US$25,000,000) in cash (the "Principal Amount"). The Principal Amount shall be paid by wire transfer to an account specified by Medicure-Barbados in Barbados within one Business Day following (i) the execution and delivery by Medicure, the Guarantors and the Existing Senior Lenders of the Transaction Documents, (ii) the delivery by Medicure of the other Closing Documents, and (iii) the recordation or registration (as applicable) of those Payment Collateral Documents required to be recorded or registered with any Governmental Authority in order to perfect the Payment Collateral Lien on the Payment Collateral in accordance with the terms of this Agreement. Lender covenants that it shall use all commercially reasonable efforts to complete all such recordations and registrations as soon as practicable after the date of this Agreement, and Medicure agrees to use all commercially reasonable efforts to assist Purchase as required to complete same.

Section 1.5. Use of Proceeds. The Principal Amount shall be used by Medicure (i) substantially to fund ongoing research and development of MC-1 and sales and marketing of AGGRASTAT, (ii) to repay up to two million US dollars (US$2,000,000) principal amount of Existing Senior Credit Facility Indebtedness, (iii) to fund the "Cash Collateral Reserve" (as defined in the Third Amendment to Credit and Security Agreement dated as of September 17, 2007 among Medicure and Existing Senior Lenders (the "Third Amendment to Existing Senior Credit Facility")) in the amount of twelve million US dollars ($12 million) in favor of the Existing Senior Lenders to secure the Existing Senior Credit Facility Indebtedness, as more fully described and provided for in the Third Amendment to Existing Senior Credit Facility (such cash collateral reserve, the "Existing Senior Credit Facility Cash Collateral Reserve"); and (iv) otherwise for general corporate purposes in furtherance of the foregoing principal purposes.

Section 1.6. Closing. The "Closing" shall be deemed to have occurred upon the execution and delivery by the Parties of all of the Closing Documents and the payment of the Principal Amount.

Article II
Representations and Warranties of Medicure

As of the date of this Agreement, Medicure, jointly and severally, hereby makes to Lender the representations and warranties set forth in this Article II, subject to and as qualified by the Disclosure Schedules attached hereto as Exhibit E (the "Disclosure Schedules"), and Medicure acknowledges that Lender is relying upon such representations and warranties in connection with the execution of this Agreement and the consummation of the Transaction, notwithstanding any investigation made or conducted by Lender or on its behalf.

Section 2.1. Organization and Qualification; Subsidiaries. Disclosure Schedule 2.1 sets forth the full corporate names, the jurisdictions of incorporation or organization, the principal places of business and addresses, and the ownership of the capital stock of all classes and series, of Medicure. Medicure is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdictions indicated on Disclosure Schedule 2.1 and has the power and authority and all material Permits necessary to own or lease its property and assets and to carry on its business as presently conducted, and as presently proposed to be conducted, and is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary. Medicure has previously provided to Lender true and complete copies of its Constituent Documents. Except as set forth on Disclosure Schedule 2.1, Medicure has no, and has never had any, Subsidiaries.

Section 2.2. Authorization; Enforceability. Medicure has the power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder, all of which have been, or will be, duly authorized by all requisite corporate action. To the extent that Medicure is a party thereto, each Transaction Document has been duly authorized, executed and delivered by Medicure and constitutes a valid and binding agreement of Medicure, enforceable against Medicure in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors' rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at law).

Section 2.3. Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Medicure is a party will not (i) contravene any provision contained in the Constituent Documents of Medicure, (ii) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of, or constitute a default (with or without the lapse of time, the giving of notice, or both) under any Contract, or any Consent, Permit and Order, in each case to which Medicure is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the creation or imposition of any Lien on any of the Payment Collateral (other than the Payment Collateral Lien and the Senior Permitted Lien), or (iv) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of Medicure related to the Payment Rights or the Payment Collateral.

Section 2.4. No Consents; Etc. Except for the filing and recordation of the Payment Collateral Documents as set forth on Disclosure Schedule 2.4, no Consent, Permit or Order is necessary for the execution, delivery or performance by Medicure of the Transaction Documents or the consummation of the Transaction by Medicure, including the grant of the Payment Collateral to Lender in accordance with the terms of the Transaction Documents.

Section 2.5. Financial Statements.

(a) The audited consolidated and consolidating financial statements of Medicure for the fiscal year ended May 31, 2007 (the "Audited Financial Statements"), and the Interim Financial Statements (together with the Audited Financial Statements, the "Financial Statements"), are attached hereto as Disclosure Schedule 2.5(a).

(b) Except as set forth on Disclosure Schedule 2.5(b) or as explicitly indicated in the notes to the Financial Statements, the Financial Statements have been prepared from, and are in accordance with, the books and records of Medicure, and fairly present in all material respects, the transactions, assets, Liabilities, financial position, results of operations and cash flows of Medicure as of the dates and for the periods indicated, in each case in accordance with GAAP, except in the case of the Interim Financial Statements for normal recurring year-end adjustments which are required in order to conform the Interim Financial Statements to a GAAP presentation but which would not materially affect or change the transactions, assets and Liabilities, financial position, results of operations and cash flows of Medicure as presented in the Interim Financial Statements.

(c) Medicure has devised and maintains a system of internal accounting controls for Medicure sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP. The accounting books and records of Medicure during the periods covered by Financial Statements fairly reflect in all material respects the items of income and expense and the assets and Liabilities of Medicure, including the nature thereof and the transactions giving rise thereto, and provide (or will provide) a fair basis for the preparation of the Financial Statements in accordance with GAAP.

Section 2.6. No Material Adverse Change; No Event of Default. Since the date of the balance sheet included in the Audited Financial Statements, there has not been any Material Adverse Change. No Event of Default exists as of the date of this Agreement.

Section 2.7. Governmental Authorizations; Licenses; Etc. The business of Medicure relating to the Payment Products has been operated in compliance, in all material respects, with all applicable Laws, Consents, Permits and Orders and, without limiting the generality of the foregoing, neither Medicure nor, to the Knowledge of Medicure, any of its officers, directors, employees or agents or other Persons acting on behalf of any of them have used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. Medicure has, and after giving effect to the Transaction, will continue to have, all Consents, Permits and Orders,

and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted relating to the Payment Products , other than in all cases where the failure to have any Consent, Permit and Order, or to make any notification, registration, certification or filing, would not have a Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of Medicure, threatened by any Governmental Authority with respect to (i) any alleged violation by Medicure or its Affiliates of any Law, Consent, Permit or Order relating to the Payment Proprietary Rights, or (ii) any alleged failure by Medicure or its Affiliates to have any Consent, Permit or Order required in connection with the operation of the business of Medicure relating to the Payment Products other than in all cases where the violation of any Law, or the failure to have any Consent, Permit or Order, would not have a Material Adverse Effect.

Section 2.8. Orders and Proceedings. Except as set forth on Disclosure Schedule 2.8, there are no Orders or Proceedings pending or, to the Knowledge of Medicure, threatened against Medicure, (i) relating to Medicure, its businesses or properties relating to the Payment Proprietary Rights or the Payment Collateral, or (ii) seeking to enjoin the Transaction. None of the Proceedings listed on Disclosure Schedule 2.8 would have, if adversely determined against Medicure, a Material Adverse Effect.

Section 2.9. Undisclosed Liabilities. Other than those specifically reflected in the balance sheet included in the Audited Financial Statements (the "Year-End Balance Sheet"), specifically identified and described in the notes thereto, or disclosed on Disclosure Schedule 2.9, to the Knowledge of Medicure, there are no material Liabilities of Medicure, absolute, accrued, contingent or otherwise, whether due or to become due, other than Liabilities incurred in the Ordinary Course of Business since the date of the Audited Balance Sheet (none of which Ordinary Course of Business Liabilities are material Liabilities for breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 2.10. Payment Proprietary Rights.

(a) Disclosure Schedule 2.10 contains a complete and accurate list (by category as hereinafter specified) of the following: (i) Payment Proprietary Rights owned or co-owned by, or registered in the name of, Medicure; (ii) Payment Proprietary Rights owned or co-owned by a third party and which are licensed or sublicensed to Medicure (other than off-the-shelf financial and accounting or other similar computer software), specifying in each case the Contracts under which such rights are licensed to Medicure; (iii) Payment Proprietary Rights which Medicure licenses (or sublicenses) to third parties, specifying the Contracts under which Medicure licenses (or sublicenses) such rights; and (iv) all joint venture, co-promotion, participation, royalty, non-competition, market allocation and similar Contracts to which Medicure is a party that involve the creation, licensing (or sublicensing) or grant of any other rights in any Payment Proprietary Rights or the use or exploitation thereof, or the Commercialization of the Payment Products (the Payment Proprietary Rights and Contracts described in, or of the type required to be described pursuant to, clauses (ii), (iii) and (iv) above being herein together referred to as "Third Party Arrangements", and each a "Third Party Arrangement"). Each registration scheduled above should include the registered owner, registration/filing number, registration/filing date and jurisdiction of registration/filing, and each

Contract scheduled above should include the name of the agreement, the date and the parties thereto.

(b) Medicure is not a party to any past, pending or, to the Knowledge of Medicure, threatened action, lawsuit, or other judicial, arbitral or administrative proceeding relating to any Payment Proprietary Rights. None of the Payment Proprietary Rights owned or co-owned by Medicure is or has been involved in any opposition, cancellation, interference, reissue or reexamination proceeding; or is the subject of any Order. To the Knowledge of Medicure, the Payment Proprietary Rights owned or co-owned by Medicure are valid and enforceable. Medicure has not received any written (or to Knowledge of Medicure, oral) notice alleging that any Payment Proprietary Rights are invalid or unenforceable, or challenging Medicure's ownership of or right to use any such rights; and each of the registrations and recordations of Payment Proprietary Rights identified in Disclosure Schedule 2.10 is held and/or recorded in the name of Medicure, has been duly applied for and registered in accordance with applicable law, and all past or outstanding maintenance obligations have been satisfied. Medicure has taken all reasonable and appropriate steps to protect and maintain all Payment Proprietary Rights material to the business as currently conducted and as proposed to be conducted relating to Payment Products, including to preserve the confidentiality of any Trade Secrets necessary for the Commercialization of Payment Products.

(c) To the Knowledge of Medicure, the business and operations of Medicure as currently conducted with respect to the use or exploitation of the Payment Proprietary Rights and the Commercialization of the Payment Products, will not infringe, dilute, misappropriate or otherwise violate the Proprietary Rights of any third party under the Laws of any jurisdiction. Medicure has not received any written (or to the Knowledge of Medicure, oral) notice alleging that the use or exploitation of the Payment Proprietary Rights or the Commercialization of the Payment Products infringes, misappropriates, violates or dilutes any of the Proprietary Rights of any third party under the Laws of any jurisdiction. Medicure is not subject to any Order barring or limiting Medicure's use or exploitation of any Payment Proprietary Rights. Medicure has a policy to secure and has secured valid written assignments, from all consultants, contractors and employees who contribute or have contributed to the creation or development of any of the Payment Proprietary Rights, of the rights to such contributions that Company does not already own by operation of law. None of the Payment Proprietary Rights is currently owned or co-owned in whole or in part by any current or past director, officer or employee of Medicure or any Affiliate or Related Person of any such director, officer or employee, and no director, officer or employee of, or any other contractor or consultant that performed work on behalf of, Medicure or any Affiliate or Related Person of any such director, officer, employee or contractor or consultant that performed work on behalf of Medicure has any interest in any of such Payment Proprietary Rights. To the Knowledge of Medicure, no third party is infringing, misappropriating or violating the Payment Proprietary Rights owned or co-owned by Medicure, and in the last six years, Medicure has not sent any notice to or asserted or threatened in writing any action or claim against any Person alleging infringement, misappropriation or violation of any Payment Proprietary Rights.

(d) Medicure has delivered to Lender complete copies of (including all amendments, modifications, supplements and waiver of or under) all Third Party Arrangements.

No other party to any Third Party Arrangement has given notice to Medicure that it intends to terminate or materially alter the provisions of such Third Party Arrangement either as a result of the Transaction or otherwise, and Medicure has not received notice from any other party to any Third Party Arrangement that it intends to terminate or materially alter the provisions of any such Third Party Arrangement. Medicure is not in material default, and has not given notice of any default or claimed, purported or alleged default, and, to the Knowledge of Medicure, there are no facts that, with notice or lapse of time, or both, would constitute a material default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Third Party Arrangements. The Third Party Arrangements constitute the legal, valid and binding obligations of Medicure, and, to the Knowledge of Medicure, the other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors' rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at law).

(e) To the Knowledge of Medicure, the first-approved MC-1 Payment Product will be entitled to (i) five (5) year new chemical entity exclusivity in the United States, and (ii) eight (8) year data exclusivity, followed by an additional two (2) year marketing exclusivity, in Europe.

Section 2.11. Transactions With Affiliates. Except as set forth on Disclosure Schedule 2.11, there exist no Affiliate Agreements or Affiliate Obligations.

Section 2.12. Capitalization. The issuance of the Warrant and the Warrant Shares have been duly authorized by the board of directors of Medicure-Manitoba. Upon issuance of the Warrant Shares in accordance with the Warrant, the Warrant Shares will be duly authorized, validly existing, fully paid and non-assessable shares of the voting common stock of Medicure-Manitoba. No Person has, or will have, as a result of the issuance of the Warrant or the Warrant Shares or as a result of the Transaction, (i) any preemptive or similar right to acquire the Warrant or the Warrant Shares or other shares of the capital stock or other securities of Medicure-Manitoba, or any right to any adjustment in the number of shares of the capital stock or other securities of Medicure-Manitoba which such Person is otherwise entitled to purchase or acquire, or (ii) any right to require that Medicure-Manitoba issue, redeem, repurchase or register for offering, sale or trading any shares of the capital stock or other securities of Medicure-Manitoba.

Section 2.13. Brokers. Except as set forth on Disclosure Schedule 2.13, no Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from Medicure in connection with the Transaction Documents or the Transaction.

Section 2.14. Accuracy of Disclosure Schedules. The Disclosure Schedules do not contain any untrue statement of a material fact or, to the Knowledge of Medicure, omit to state a material fact necessary to make the statements contained in the Disclosure Schedules not misleading.

Section 2.15. Taxes. Medicure has paid when due all material Taxes relating to the Payment Products. None of the Payment Products is subject to any Liens relating to Taxes, other

than for Taxes not yet due and payable. No Medicure entity is treated for Tax purposes as engaged in business in any jurisdiction other than the jurisdiction in which it is incorporated.

Article III
Representations and Warranties of Lender

Lender represents and warrants to Medicure, and acknowledges that Medicure is relying upon such representations and warranties in connection with the execution of this Agreement and the consummation of the Transaction, notwithstanding any investigation made or conducted by any Medicure or on its behalf, as follows:

Section 3.1. Organization. Lender is a company validly existing and in good standing under the Laws of the Cayman Islands.

Section 3.2. Authorization. Lender has the corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder, all of which have been duly authorized by all requisite corporate action. The Transaction Documents have been duly authorized, executed and delivered by Lender and constitute valid and binding agreements of Lender, enforceable against Lender in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors' rights generally or the application of general principles of equity (regardless of whether such enforcement is considered in a Proceeding in equity or at law).

Section 3.3. Non-Contravention. The execution, delivery and performance by Lender of the Transaction Documents to which Lender is a party will not (i) contravene any provision contained in its Constituent Documents, (ii) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under any Contract, Consent or Permit, or any Order, Law or Permit, in each case to which it is a party or by which it is bound or to which any of its material assets or properties are subject, or (iii) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any obligation of Lender except, in the cases of clauses (ii) and (iii), for such violations, conflicts, defaults, terminations or accelerations which would not result in a Material Adverse Effect on Lender or its ability to consummate the Transaction.

Section 3.4. No Consents; Etc. No Consent, Permit or Order is necessary for the execution, delivery or performance of the Transaction Documents or the consummation of the Transaction by Lender.

Section 3.5. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from Lender in connection with the Transaction Documents or the Transaction.

Section 3.6. Orders and Proceedings. There are no Orders or Proceedings by or before any Governmental Authority pending or, to the Knowledge of Lender, threatened against Lender

(i) seeking to enjoin the Transaction or (ii) asserting any infringement, dilution, misappropriation or other violation by Medicure of the Proprietary Rights of any other Person.

Article IV
Certain Covenants and Agreements

Section 4.1. Reports and Other Information.

(a) From the date hereof, Medicure shall provide to Lender the following (the "Required Reports and Information"):

(i) within 90 calendar days following the end of each fiscal year of Medicure, audited consolidated and consolidating financial statements of Medicure; however, such obligation shall be deemed satisfied if and so long as Medicure-Manitoba files on a timely basis annual audited consolidated and consolidating financial statements of Medicure-Manitoba with the United States Securities and Exchange Commission or the Toronto Stock Exchange;

(ii) within 45 calendar days following the end of each fiscal quarter of Medicure, unaudited consolidated and consolidating financial statements of Medicure; however, such obligation shall be deemed satisfied if and so long as Medicure files on a timely basis quarterly unaudited consolidated and consolidating financial statements of Medicure with the United States Securities and Exchange Commission or the Toronto Stock Exchange;

(iii) (A) within 45 calendar days following the end of each Fiscal Quarter, a report (a "Debt Payment Report") of the Net Sales of Medicure (with respect to the applicable Payment Products for which Debt Payments are due under the terms of Schedule B-1) for such Fiscal Quarter on which a Debt Payment is due under this Agreement (a "Quarterly Debt Payment Report"), and Medicure's calculation of the Debt Payments due with respect thereto; such Debt Payment Report to be in reasonable detail and showing the calculations made to derive Net Sales of Medicure and the amount of the Debt Payment due, and any adjustments to prior Quarterly Debt Payment Reports; (B) within 90 calendar days following the end of each fiscal year of Medicure, an annual Debt Payment Report for such year (an "Annual Debt Payment Report"), which shall include any adjustments to the Quarterly Debt Payment Reports for such preceding fiscal year; and (C) each Annual Debt Payment Report shall be accompanied by a report of the regular independent auditors of Medicure, which report shall indicate the concurrence of such auditors with the Annual Debt Payment Report and the calculation by Medicure of the Debt Payments for the applicable fiscal year, provided that such obligation shall be deemed satisfied if and so long as the notes to the annual audited financial statements by the regular independent auditors of Medicure indicate the specific amounts of net revenues for the AGGRASTAT Payment Product and (if applicable) the MC-1 Payment Product separately (if and to the extent that either such net revenues are material).

(iv) promptly upon discovery by Medicure of the occurrence of any Event of Default, a reasonably detailed report of such Event of Default (including as to the scope, nature and amount of any Liability to Medicure or Lender, or the scope, nature and amount of any Loss suffered or expected to be suffered by Medicure or Lender (to the extent actually determinable by Medicure) as a result of such Event of Default or the facts and circumstances giving rise to such Event of Default) and the steps which Medicure is taking or proposing to take to remedy, cure, ameliorate, defend or, in respect of any third party, to claim with respect to such Event of Default;

(v) promptly upon discovery by Medicure or the receipt of any notice or communication by Medicure, a reasonably detailed report of any Proceeding, Order or claim pending, threatened, commenced, entered or imposed against Medicure with respect to either (1) the Payment Collateral, the Payment Rights, or the Payment Proprietary Rights, or (2) any infringement, dilution, misappropriation or other violation of any Proprietary Rights of any third party by the Commercialization of Payment Products, or (3) any Third Party Arrangement, which, if adversely determined against Medicure or Lender, might have a Material Adverse Change;

(vi) such other documents and information in Medicure's possession and control which Lender may reasonably request from time to time relating directly to the matters described in clauses (i) through (v) above, the Payment Rights, the Payment Collateral, any Third Party Arrangement or Permitted Third Party Arrangement, any MC-1 Transaction or Permitted MC-1 Third Party Transaction, or any MC-1 Lien Release, to the extent access to such documents and information is reasonably requested by Lender regarding compliance by Medicure with the related Medicure Obligations, and provided that Medicure need not provide specific documents or information if doing so would breach a pre-existing (prior to the date of the request by Lender) confidentiality obligation to a third party or destroy a legal privilege (however, no such legal privilege shall apply to the existence of any factual matters constituting or which serve as the basis for, any Event of Default).

Section 4.2. Debt Payments.

(a) On or before the 45th calendar day following the end of each Fiscal quarter in which there occur Net Sales for which Debt Payments are due, Medicure-Barbados shall make, or cause to be made, to Lender or its assigns the Debt Payment applicable to such calendar quarter, together with any additional Debt Payment which may be due based on any adjustments reflected in the most recent Quarterly Debt Payment Report or the most recent Annual Debt Payment Report, and, with respect to the end of the fiscal year of Medicure, any additional payment needed to be made to ensure that the Minimum AGGRASTAT Debt Payment has been paid for such fiscal year, pursuant to Schedule B-1, to the extent applicable. Absent fraud or manifest error, Lender shall be not be entitled to dispute the calculation of any Debt Payment or any Debt Payment Report for any fiscal year or fiscal month within such fiscal year subsequent to the 120th calendar day following the date on which an Annual Debt Payment Report for such fiscal year satisfying the requirements of this Agreement has been delivered to Lender.

(b) In the event of any disagreement by Lender with respect to any Debt Payment Report or Medicure's calculation of any Debt Payment, such disagreement shall be referred to the audit procedure of Section 4.2(g) below by independent auditors, the determination of which shall be final and binding on the Parties absent fraud or manifest error.

(c) The right of Lender to receive the Debt Payments shall survive any Sale of Medicure and any Transfer of Payment Collateral.

(d) The fiscal year of Medicure shall end on May 31st of each year.

(e) All Debt Payments shall be made by wire transfer to the following account, unless and until Lender shall have given Medicure-Barbados different instructions at lease three Business Days prior to the date on which any Debt Payment is required to be made:

Bank Name: J.P. Morgan Chase New York
Swift Code: CHASUS33
ABA#: 021000021
Account Name: Middleton International Limited Account #: 114-719608
Reference: Birmingham Associates Ltd.

Section 4.3. Expenses. Medicure shall pay the reasonable out-of-pocket expenses (including legal fees) incurred by Lender in connection with the preparation of the Closing Documents and the consummation of the Transaction.

Section 4.4. Medicure Obligations in Respect of Proprietary Rights. So long as the Payment Rights are outstanding or any Debt Payments or other amounts are owed by Medicure under the Transaction Documents, Medicure shall comply with the following covenants.

(a) Medicure (either itself or through any Third Party Arrangement) shall not knowingly do any act, or omit to do any act, whereby any Payment Proprietary Right owned or co-owned by Medicure is likely to become forfeited, abandoned or dedicated to the public in a manner that negatively affects the Payment Rights.

(b) Medicure shall not knowingly infringe the Proprietary Rights of any other Person in Commercializing any Payment Products.

(c) To the extent that it is commercially practicable to do so, Medicure shall (and shall use commercially reasonable efforts to ensure that the applicable third party under any Third Party Arrangement shall) label the Payment Products with proper statutory patent notices.

(d) Medicure shall notify Lender promptly if it knows, or becomes aware of facts that indicate, that any application or registration within or comprising any of the Payment Proprietary Rights owned or co-owned by Medicure likely will become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including due to the institution of, or any such determination or development in, any applicable Proceeding in

the United States Patent and Trademark Office, the United States Copyright Office or the similar offices of any other Governmental Authority) regarding Medicure's ownership of, or the validity or enforceability of, the Payment Proprietary Rights or Medicure's right to register, own, maintain and exploit the same.

(e) Medicure shall take all commercially reasonable and necessary steps, including in any Proceeding before the United States Patent and Trademark Office or the similar offices of any other Governmental Authority, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Payment Proprietary Rights owned or co-owned by Medicure, or licensed, sub-licensed by Medicure (to the extent Medicure has the ability to maintain such registrations), including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office or any other Governmental Authority, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation Proceedings, to the extent in Medicure's reasonable judgment such actions are reasonably necessary to Commercialize the Payment Products in a commercially reasonable manner.

(f) Medicure (either itself or through licensees) shall not, without the prior written consent of Lender, such consent not to be unreasonably withheld, abandon any Payment Proprietary Rights, or abandon any application or any right to file an application for or cancel or allow to lapse any registration for any Payment Proprietary Rights, unless Medicure shall have previously determined that such pursuit or maintenance of such Payment Proprietary Rights is no longer necessary or desirable in the conduct of Medicure's business and that the loss thereof could not reasonably be expected to have a Material Adverse Change with respect to Commercialization of Payment Products, in which case, Medicure shall give prompt notice of any such discontinuance, abandonment or cancellation to Lender in accordance herewith and the reasons therefor.

(g) In the event that Medicure becomes aware that any third party asserts that the Commercialization of the Payment Products by Medicure or any of its licensees infringes, violates, or misappropriates the Proprietary Rights of any third party, Medicure shall promptly provide written notice to Lender of same, and shall take actions as are commercially reasonable under the circumstances to defend against such assertion and any related claim or proceeding, and/or to design-around, obtain a license under such Proprietary Rights and/or to avoid or cease any such infringement or misappropriation.

(h) In the event that any Payment Proprietary Rights are infringed, misappropriated, violated or diluted by a third party in a manner that would have a Material Adverse Change on the Commercialization of Payment Products, Medicure promptly shall provide written notice to Lender of same, and shall take such actions as are commercially reasonable under the circumstances to protect such Payment Proprietary Rights, which may include suing for infringement, misappropriation or dilution, seeking injunctive relief where appropriate and seeking to recover any and all damages for such infringement, misappropriation

or dilution, and provided that if Medicure would receive any material benefit, compensation or other consideration from any such infringer or its Affiliates for forbearance by Medicure from taking such action, Medicure shall take all necessary action against such infringement to protect such Payment Proprietary Rights,.

(i) Medicure shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets of Medicure that are necessary for the Commercialization of Payment Products.

(j) Whenever Medicure shall acquire any material Payment Proprietary Rights, or (either by itself or through any agent, employee, licensee or designee) file an application for the registration of any Payment Proprietary Rights with the United States Patent and Trademark Office, the United States Copyright Office or the similar offices of any other Governmental Authority, Medicure promptly shall notify Lender in writing of such acquisition or filing.

(k) Medicure shall (i) with respect to its issued or registered Payment Proprietary Rights, and applications to register the same, execute additional Payment Collateral Documents in such form as Lender shall reasonably request in order to record the Payment Collateral Lien granted to Lender pursuant to the Transaction Documents with the United States Patent and Trademark Office or any other Governmental Authority, as applicable, and (ii) use commercially reasonable efforts to provide to Lender all documents necessary to record the Payment Collateral Lien of Lender with such offices. Upon the reasonable request of Lender, Medicure shall execute and deliver, and cause to be filed, registered or recorded, any and all agreements, instruments, documents, and papers which Lender may reasonably request as necessary or prudent under generally accepted business practices to evidence, register, record or perfect Lender's Payment Collateral Lien, with any Governmental Authority or in any office anywhere in the world in which filing, registration or recording may be appropriate.

(l) Medicure shall not assign, license or otherwise transfer to Medicure-Pharma any Payment Proprietary Rights, except as otherwise consented to by Lender in writing, such consent not to be unreasonably withheld provided that Payment Collateral Documents are entered into with Lender on terms reasonably satisfactory to Lender providing for the grant to Lender of a Payment Collateral Lien and a continuation of Lender's Payment Collateral Lien on such Payment Proprietary Rights that are subject to such transfer.

(m) Medicure shall not amend the Master License Agreement dated as of June 1, 2000 between Medicure-Manitoba and Medicure-Barbados or waive the obligations of the parties thereunder, without the consent of Lender, such consent not to be unreasonably withheld. Notwithstanding the provisions of Section 9.5 of the foregoing Master License Agreement, each of Medicure-Manitoba and Medicure-Barbados consent to the assignment of the Master License Agreement and their rights thereunder pursuant to and as provided in the terms of the Payment Collateral Documents.

Section 4.5. Additional Collateral; Etc. With respect to any property acquired after the date of this Agreement by Medicure that is included in the Payment Collateral and as to which Lender does not have a perfected Payment Collateral Lien, Medicure shall promptly (i) execute

and deliver to Lender such amendments to the Payment Collateral Documents or such other documents as necessary to grant to Lender a perfected Payment Collateral Lien on and in such property, in each case prior and superior in right to the Lien of any other Person (except to the extent of the Senior Permitted Lien, subject to the terms of the Payment Intercreditor Agreement), and (ii) take all actions necessary to grant to Lender a perfected Payment Collateral Lien on and in such property, in each case prior and superior in right to the Lien of any other Person (except to the extent of the Senior Permitted Lien, subject to the terms of the Payment Intercreditor Agreement), including the filing of Uniform Commercial Code financing statements or other filings in such jurisdictions as may be required by the Payment Collateral Documents or by law or as may be requested by Lender.

Section 4.6. Additional Guarantors. Medicure shall notify Lender at the time that any Person becomes a Subsidiary, or any Subsidiary of Medicure guarantees Medicure's obligations under the Existing Senior Credit Facility, and promptly thereafter (and in any event within 30 days), cause such Person to become a Guarantor by executing and delivering to Lender a "Joinder Agreement" in form, content and scope reasonably satisfactory to Lender.

Section 4.7. Conduct of Business by Medicure. So long as the Payment Rights are outstanding or any Debt Payments or other amounts are owed by Medicure under the Transaction Documents, Medicure shall: (i) use its commercially reasonable efforts to keep in full force and effect its corporate existence, Payment Proprietary Rights reasonably needed to Commercialize the Payment Products, and the goodwill relating or pertaining thereto; and (ii) use its commercially reasonable efforts to obtain and keep in effect all Consents and Permits currently held or acquired from time to time by Medicure with respect to the Payment Rights and the Commercialization of the Payment Products.

Section 4.8. Certain Negative Covenants. So long as the Payment Rights are outstanding or any Debt Payments or other amounts are owed by Medicure under the Transaction Documents, Medicure shall not, directly or indirectly:

(i) create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except Permitted Indebtedness;

(ii) create, incur, assume or suffer to exist any Lien upon any of the Payment Collateral, including any of its property required to be included in the Payment Collateral, whether now owned or co-owned or hereafter acquired, except the Payment Collateral Lien, a Senior Permitted Lien and/or a Lien incurred as permitted under a Permitted MC-1 Lien Release;

(iii) enter into any Transfer of Payment Collateral, except pursuant to any Permitted Third Party Arrangement;

(iv) amend or modify the Existing Senior Credit Facility, any other Permitted Indebtedness, or any Senior Permitted Lien in a manner that negatively affects the Payment Collateral or the Payment Collateral Lien or conflicts with or violates the Intercreditor Agreement;

(v) effect any Third Party Arrangement, except a Permitted Third Party Arrangement, or amend, modify or waive any Permitted Third Party Arrangement in a manner that materially negatively affects the Commercialization of Payment Products or the Payment Rights;

(vi) enter into any transaction affecting Medicure or the Payment Proprietary Rights which would restrict, prohibit or interfere with the Payment Rights or the ability of Medicure to perform the Medicure Obligations, except Permitted Third Party Arrangements;

(vii) enter into or suffer to exist or become effective any consensual encumbrance or restriction that prevents or impairs Medicure from making the Debt Payments;

(viii) effect any change (A) in Medicure's legal name, (B) in the location of Medicure's chief executive office, (C) in Medicure's identity or organizational structure, (D) in Medicure's Federal Taxpayer Identification Number or organizational identification number, if any, or (E) in Medicure's jurisdictions of organization (in each case, including by merging with or into any other entity, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless either (1) it shall have given Lender not less than 30 days' prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as Lender may reasonably request, and it shall have taken all action reasonably satisfactory to Lender to maintain the perfection and priority of the Payment Collateral Lien, if applicable; or (2) it shall have made all necessary arrangements such that such change does not impact in any negative manner the perfection and priority of the Payment Collateral Lien and/or Lender's Payment Rights. Medicure shall promptly notify Lender of any change in the location of any office in which it maintains books or records relating to Payment Collateral owned or co-owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility).

Section 4.9. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of the Transaction Documents, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Transaction, including to cause (to the extent within the control of such Party) any condition to the obligations of the other Parties to consummate the Transaction to be satisfied. The Parties covenant and agree that it is their mutual intention that, and they shall take all commercially reasonable actions to seek to ensure that, none of the transactions contemplated by this Agreement (without taking into account any other transaction or arrangement into which Lender may have entered) will cause Lender to be treated as engaged in a trade or business in any jurisdiction in which it is not already engaged in a trade or business.

Section 4.10. Public Announcements. The timing and content of all announcements regarding any aspect of the Transaction Documents or the Transaction to the financial

community, government agencies, employees or the general public shall be mutually agreed upon in advance by Medicure and Lender, such agreement not to be unreasonably withheld or delayed; provided, that each Party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall promptly provide the other Parties with copies of any such announcement prior to such announcement to the extent reasonably possible.

Section 4.11. Disclosure Generally. The inclusion of any information in a Disclosure Schedule shall not be deemed to be adequate unless full and complete in all material respects for the purpose of identifying or describing an exception or the requested information, and no knowledge of the materiality of any information shall be imputed to Lender.

Section 4.12. Indemnification for Third Party Claims.

(a) Medicure shall indemnify Lender, and save and hold Lender harmless against and pay on behalf of or reimburse Lender as and when incurred for any loss, Liability, cost, damage or expense (including (x) interest, penalties, reasonable attorneys', consultants' and experts' fees and expenses, and (y) all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which Lender may suffer, sustain or become subject to, or asserted or sought to be imposed on Lender, based upon any third party claim, action, suit, or cause of action arising out of, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of any representation or warranty of Medicure under this Agreement; (ii) any breach of any covenant or agreement (other than any representation or warranty) by Medicure under the Transaction Documents or the failure of Medicure to comply with Medicure Obligations; and (iii) the Commercialization of the Payment Products by Medicure or its Affiliate or by a third party under authority of a Permitted Third Party Arrangement. Excluded from the foregoing are any Losses resulting from claims for Taxes.

(b) Medicure shall be entitled to participate in the defense of any third party claim asserted against Lender giving rise to a claim for indemnification under subclause (a) above, at Medicure's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume and control the defense thereof by appointing a reputable counsel reasonably acceptable to Lender to be the lead counsel in connection with such defense; provided that:

(i) Lender shall be entitled to participate in the defense of such third party claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by Lender (other than any fees and expenses of such separate counsel that are incurred prior to the date Medicure effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor), and for the avoidance of doubt, any right of Medicure otherwise to control the defense of the third party claim is not affected by Lender's participation in accordance with this clause (i);

(ii) Medicure shall not be entitled to assume control, or to continue the control, of such defense and shall pay the reasonable fees and expenses of counsel retained by Lender if: (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, action, indictment, allegation or investigation; (B) the third party claim seeks an injunction or equitable relief against Lender; (C) a conflict of interest exists between Medicure and Lender; (D) Medicure failed or is failing to vigorously defend against such third party claim; or (E) the third party claim, if adversely determined against Lender, would have a Material Adverse Effect; *but provided that* if, due to the foregoing, Lender assumes and controls the defense of any such claim, then (1) Lender shall vigorously defend against any such claims for which Medicure would have an obligation to indemnify or hold harmless Lender or any other indemnified party for any Losses resulting from the claims , and (2) Lender shall obtain the prior written consent of Medicure before entering into any settlement of the Proceeding or ceasing to defend such Proceeding if such settlement does not expressly and unconditionally release Lender and Medicure from all Liabilities and obligations with respect to such claim, without prejudice; and

(iii) if Medicure shall control the defense of any such claim, Medicure shall obtain the prior written consent of Lender before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against Lender or if such settlement does not expressly and unconditionally release Lender from all Liabilities and obligations with respect to such claim, without prejudice.

Section 4.13. Indemnification for Litigation Costs; Other Remedies.

(a) If a Party (the "Asserting Party") brings any claim, counterclaim, suit or action against another Party (the "Defending Party") based on any breach of any representation or warranty of the Defending Party under this Agreement or any breach of any covenant or agreement (other than any representation or warranty) by the Defending Party under the Transaction Documents, then: (a) with respect to each claim or counterclaim brought by such Asserting Party for which the Asserting Party prevailed and was awarded damages against the Defending Party, the Defending Party shall indemnify and hold harmless the Asserting Party from, and pay to the Asserting Party, in addition to any damages or other remedies awarded in the Proceeding with respect to such successful claim or counterclaim, the actual out-of-pocket costs and expenses in litigating such claim or counterclaim (such as reasonable attorneys', consultants' and experts' fees and expenses and court costs directly related to litigating such claim or counterclaim); and (b) with respect to each claim or counterclaim brought by such Asserting Party for which the Defending Party prevailed against the Asserting Party, the Asserting Party shall indemnify and hold harmless the Defending Party from, and pay to the Defending Party, the actual out-of-pocket costs and expenses of the Defending Party in litigating and defending against such claim or counterclaim (such as reasonable attorneys', consultants' and experts' fees and expenses and court costs directly related to litigating such claim or counterclaim)

(b) An Asserting Party shall be entitled to assert and recover from any a Defending Party any and all Losses which Asserting Party may suffer, sustain or become subject to, or asserted or sought to be imposed on Asserting Party, based upon, arising out of, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach of any representation or warranty of Defending Party under this Agreement; or (ii) any breach of any obligation, covenant or agreement (other than any representation or warranty) by Defending Party under the Transaction Documents or, in the case of Medicure, the breach of the Medicure Obligations.

Section 4.14. Joint and Several Obligations of Medicure. The representations, warranties, covenants and indemnities of Medicure (including all Guarantors) contained in the Transaction Documents, and the Liabilities of Medicure and all Guarantors in respect thereof, are joint and several.

Section 4.15. Confidential Information.

(a) Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the term of the Agreement and for three years thereafter, such Party (the "Receiving Party") shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any information furnished to it by an other Party (the "Disclosing Party") in writing pursuant to this Agreement, or in connection with the Transaction, or the discussions and negotiations preceding this Agreement that is marked "confidential" or the equivalent (the "Confidential Information" of the Disclosing Party). Each Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care (but in any case not less than reasonable care) as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Parties. Each Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information of Disclosing Party.

(b) The obligations of the Receiving Party under this Section 4.14 with respect to specific Confidential Information of the Disclosing Party shall not apply to any specific information that the Receiving Party can demonstrate by competent evidence: (i) is, at the time of disclosure by the Disclosing Party to the Receiving Party, or thereafter becomes, through no act or failure to act on the part of the Receiving Party (or its agents or representatives), generally known or available; (ii) is known by the Receiving Party at the time of receiving such information, as evidenced by its written records; or (iii) is, after the time of disclosure by the Disclosing Party to the Receiving Party, furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure.

(c) Notwithstanding the other provisions of this Section 4.14, a Receiving Party may disclose specific Confidential Information of the Disclosing Party:

(i) on a need-to-know basis and in connection with a Party's performance of its obligations and/or exercise of its rights under this Agreement, to its Affiliates, sublicensees under any Permitted Third Party Arrangement, employees, consultants, or agents; provided that such individuals or entities are bound by confidentiality and non-use obligations at least equivalent in scope to those set forth in this Section 4.14;

(ii) in connection with any Proceeding to enforce the rights of a Party under the Transaction Documents or to defend any such Proceeding; and

(iii) to the extent that such disclosure is required by an Order of any Governmental Authority, or in order to comply with applicable Laws, but provided that such Party required to make the disclosure will, except where impracticable, give reasonable advance notice to the other Party of such required disclosure and use reasonable efforts to secure, or to assist the other Party in securing, a protective order relating to, or confidential treatment of, such information.

(d) The terms of this Agreement shall be deemed to be the Confidential Information of each Party; provided, however, that each Party may disclose the terms of this Agreement in confidence to its investors, directors and professional advisors, and in confidence to its prospective investors, acquirors and merger partners and their respective professional advisors and, in the case of Lender, any proposed or actual lender or other Person providing financing to Lender or any assignee or transferee of Lender with respect to Payment Rights and the Transaction Documents; and provided that each Party may disclose the terms of this Agreement as required by Law or regulation. The Parties will consult with each other reasonably on the provisions of this Agreement to be redacted in any filings made by either Party with the U.S. Securities and Exchange Commission or as otherwise required by law, including applicable securities Laws.

(e) Any news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed in good faith and approved by both Parties; provided, however, that any disclosure which is required by Law or regulation as advised by the disclosing Party's counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally or regulatory required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. In addition, either Party shall be free to disclose, without the other Party's prior written consent, the existence of this Agreement, the identity of the other Party, and the terms of this Agreement, in each case to the extent such information has already been publicly disclosed in accordance herewith.

Section 4.16. Records; Audits. So long as the obligations to pay the Debt Payments shall be outstanding and for a period of three (3) years thereafter, Medicure shall keep, and shall cause through any Third Party Arrangement any third party that Commercializes any Payment Products for which Debt Payments are due under such Third Party Arrangement to keep, complete and accurate records pertaining to the sale of Payment Products, for which Debt Payments are due, by itself or such third party, in sufficient detail to permit Lender to confirm the accuracy of all Debt Payments due under Section 4.2. Lender shall have the right to cause an

independent, certified public accountant reasonably acceptable to Medicure to audit such records to confirm such Net Sales and Debt Payments for a period covering not more than the preceding three (3) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Medicure. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Lender shall bear the full cost of such audit unless such audit discloses an underpayment by Medicure of at least four (4%) of the amount of Debt Payments due under this Agreement for the period audited, in which case Medicure shall pay the full cost of such audit. Any period audited pursuant to this Section 4.16 may be audited only once, and the report of the auditing accountant shall be binding on the Parties absent manifest mistake or fraud.

Article V
Guarantee

Section 5.1. Guarantee Generally.

(a) Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantee to Lender the prompt and complete payment and performance by Medicure when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Medicure Obligations.

(b) Each Guarantor shall be liable under its guarantee set forth in Section 5.1(a), without any limitation as to amount, for all present and future Medicure Obligations; provided, that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable Law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (after giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 5.2), and (ii) to the fullest extent permitted by applicable Law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any equity interest in such Guarantor.

(c) The guarantee contained in this Section 5.1 (i) shall remain in full force and effect until all the Medicure Obligations and the obligations of each Guarantor under the guarantee contained in this Section 5.1 have been paid in full, notwithstanding that from time to time during the term of the Transaction Documents Medicure may be free from any Medicure Obligations, and (ii) shall survive the payment in full of the Debt Payments and the release of the Payment Collateral and remain enforceable as to all Medicure Obligations that survive such payment and release.

(d) No payment made by Medicure or any of the other Guarantors, any other guarantor or any other Person or received or collected by Lender from Medicure, any of Guarantors, any other guarantor or any other Person by virtue of any action or Proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of Medicure Obligations shall be deemed to modify, reduce, release or otherwise affect

the liability of any Guarantor hereunder in respect of any other Medicure Obligations then outstanding or thereafter incurred.

Section 5.2. Reimbursement, Contribution and Subrogation. In case any payment is made on account of Medicure Obligations by Medicure or any other Guarantor or is received or collected on account of Medicure Obligations from Medicure or any other Guarantor or its property:

(a) If such payment is made by Medicure-Manitoba or from its property or if any payment is made by Medicure-Barbados or from its property in satisfaction of the reimbursement right of any Guarantor set forth in Section 5.2(c), Medicure-Manitoba and Medicure-Barbados shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Guarantor, or (ii) to be subrogated to any claim, interest, right or remedy of Lender against any other Person, including any other Guarantor or its property.

(b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Obligations, (i) to demand and enforce reimbursement for the full amount of such payment from Medicure and (ii) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets (net of their liabilities, other than the Medicure Obligations) and any other equitable considerations deemed appropriate by the court.

(c) If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor under Section 5.2(b), such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Medicure Obligations to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor under Section 5.2(b)) to any Payment Collateral Lien. To the fullest extent permitted under applicable Laws, such right of subrogation shall be enforceable solely against Medicure and Guarantors, and not against Lender, and Lender shall not have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Payment Collateral for any purpose related to any such right of subrogation. If subrogation is demanded in writing by any Guarantor, then (subject to and upon payment in full of all outstanding Medicure Obligations) Lender shall deliver to Guarantors making such demand, or to a representative of such Guarantors or of Guarantors generally, an instrument reasonably satisfactory to Lender transferring, on a quitclaim basis without (to the fullest extent permitted under applicable Laws) any recourse, representation, warranty or obligation whatsoever, whatever Payment Collateral Lien may then exist that was not previously released or disposed of by Lender.

(d) All rights and claims arising under this Section 5.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Medicure Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Medicure Obligations. Until payment in full of the Medicure Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor, such payment or distribution shall be delivered by the person making such payment or distribution directly to Lender, for application to the payment of the Medicure Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of Lender, and shall forthwith be transferred and delivered by such Guarantor to Lender, in the exact form received and, if necessary, duly endorsed.

(e) The obligations of Guarantors under the Transaction Documents, including their liability for the Medicure Obligations and the enforceability of the Payment Collateral Lien, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 5.2. To the fullest extent permitted under applicable Laws, the invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by Lender against any Guarantor or its property. Lender makes no representations or warranties in respect of any such right and shall, to the fullest extent permitted under applicable Laws, have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(f) Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 5.2, and (ii) to the fullest extent permitted by applicable Laws, Lender shall never have any duty or liability whatsoever in respect of any such right.

Section 5.3. Amendments, etc. With Respect to the Medicure Obligations. To the fullest extent permitted by applicable Laws, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Medicure Obligations made by Lender may be rescinded by Lender and any of the Medicure Obligations continued, and the Medicure Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Lender, and the Transaction Documents and any other documents executed and delivered in connection therewith may be amended, amended and restated, supplemented, replaced, refinanced, otherwise modified or terminated, in whole or in part, as Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Lender for the payment of the Medicure Obligations may be sold, exchanged, waived, surrendered or released. Lender shall

have no obligation to protect, secure, perfect or insure any Payment Collateral Lien at any time held by it as security for the Medicure Obligations or for the guarantee contained in this Article V or any property subject thereto, except to the extent required by applicable Laws.

Section 5.4. Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable Laws, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Medicure Obligations and notice of or proof of reliance by Lender upon the guarantee contained in this Article V or acceptance of the guarantee contained in this Article V. The Medicure Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article V. All dealings between Medicure and any of Guarantors, on the one hand, and Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article V. To the fullest extent permitted by applicable Laws, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Medicure or any of Guarantors with respect to the Medicure Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article V shall be construed, to the fullest extent permitted by applicable Laws, as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of any of the Transaction Documents, any of the Medicure Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Lender, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Medicure or any other Person against Lender, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of Medicure or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Medicure for the Medicure Obligations or of such Guarantor under the guarantee contained in this Article V, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Medicure, any other Guarantor or any other Person or against any collateral security or guarantee for the Medicure Obligations or any right of offset with respect thereto, and any failure by Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from Medicure, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Medicure, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against any Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any Proceedings.

Section 5.5. Reinstatement. The guarantee contained in this Article V shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, any payment of any of the Medicure Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Medicure or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Medicure or any

Guarantor or any substantial part of its property, or otherwise, in whole or in part, and such reinstatement and enforceability shall, to the fullest extent permitted by applicable Laws, be effective as fully as if such payment had not been made.

Section 5.6. Payments. Each Guarantor hereby agrees to pay all amounts payable by it under this Article V to Lender without set-off or counterclaim in immediately available funds.

Article VI
Taxes

Section 6.1. Withholding Taxes.

(a) Medicure represents and warrants that, to its Knowledge, under applicable Laws as of the date of this Agreement, Medicure shall not be required to withhold any Taxes from the Debt Payments to Lender (i.e., Birmingham Associates, Ltd.), assuming all Lender's representations are true and obligations are satisfied. Lender represents and warrants that, to its Knowledge, under applicable Laws as of the date of this Agreement, Lender shall not be subject to any Taxes with respect to the Debt Payments or otherwise with respect to the Transaction, assuming all Medicure's representations are true and obligations are satisfied. Any and all Debt Payments by Medicure to or for the account of Lender shall be made free and clear of and without deduction for any and all withholding Taxes, except as otherwise provided by applicable Laws. Lender shall duly execute and timely provide to Medicure, and thereafter timely and properly update, maintain effective and supplement, all Tax forms, documentation, certifications, statements and other information and documents, and shall provide reasonable assistance, as reasonably needed by Medicure to comply with the obligations of this Article 6 and to make all payments under this Agreement without any deduction or withholding in respect of any Tax. The representations made pursuant to this Section 6.1(a) shall in no way limit the indemnity and other obligations of the Parties hereto pursuant to the other provisions of Article VI.

(b) Subject to the other provisions of this Article 6, if at any time any applicable Law or international agreement requires Medicure to deduct or withhold any Tax (other than an Excluded Tax as defined below) from any Debt Payment made hereunder, the amount of such payment shall be increased to the extent necessary to ensure that, after the making of all such required deductions or withholdings, the Lender receives a net sum equal to the amount that Lender would have received had no such deductions or withholdings been required; provided, however, that Medicure will not be required to pay any additional amount to Lender to the extent that it would not be required to be paid but for (A) the failure by Lender to comply with or perform any obligation contained in this Agreement; or (B) the failure of a representation made by Lender pursuant to Section 6.1(d) to be accurate and true at all times. Medicure shall make such deductions or withholdings and pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable Laws (such obligations of Medicure hereinafter referred to as the "Mandatory Tax and Withholding Gross-up"). The provisions of this Section 6.1(b) shall cease to apply upon Lender's receipt of Debt Payments in the aggregate amount of US$25 million plus an annual rate of return, compounded annually, of 7.5%. Each Party shall, promptly after learning that any applicable Law or

international agreement requires Medicure to deduct or withhold any Tax (other than an Excluded Tax as defined below) from any Debt Payment made hereunder, notify the other Parties as to such requirement to withhold such Tax.

(c) If Medicure is able to effect changes in its corporate or organization structure subsequent to the Mandatory Tax and Withholding Gross-up Period so as to avoid the imposition of withholding or other taxes on the Debt Payments, then upon request Medicure shall take such action provided that such action will not result in material cost to Medicure or adversely affect Lender or the Payment Rights. If the imposition of withholding or other Taxes on the Debt Payments subsequent to the date of this Agreement shall be the result of a transfer by Lender of any rights under the Transaction Documents, the obligation of Medicure as aforesaid shall not apply to the extent that such transfer caused, directly or indirectly, such imposition of Taxes (including by reason of the status of the transferee or its connection to any taxing jurisdiction).

(d) Lender is (i) a "foreign person" (including within the meanings used in Treasury Regulation § 1.6041-4(a)(4) and in Treasury Regulations §§ 1.1441-1 to -9), and (ii) classified and treated as a corporation for all U.S. federal income tax purposes.

(e) For purposes of this Section 6.1, the term "Excluded Tax" means (i) any Tax imposed as a result of any failure by Lender to perform or observe in any respect its obligations and covenants under this Agreement, (ii) any net income tax, franchise tax, branch profits tax and other similar taxes, including any Tax imposed on, based on or measured by gross or net income, profits, gains, receipts, capital or worth (except for any Tax imposed solely as a result of a connection between Lender and the taxing jurisdiction arising solely as a result of Lender being a party to this Transaction), (iii) any Tax imposed as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such Tax and Lender (or any affiliate thereof), including connection arising from such Lender (or any affiliate thereof) being or having been a citizen or resident of such jurisdiction, being or having been organized, present or engaged in a trade or business in such jurisdiction or having or having had a permanent establishment, an office or other fixed place of business in such jurisdiction (except in each such case for any connection arising solely as a result of Lender being a party to this Transaction), and (iv) any Tax arising solely as a result of a failure by Lender (or any affiliate or agent thereof) to timely and properly file a Tax Return or to make a payment of any Tax (except in the case of any of the following: a Tax Return that reports the Transaction in accordance with Section 6.1(f) below and that otherwise is timely and properly filed; a Tax Return not being filed because such filing would have been inconsistent with Section 6.1(f) below; or a Tax asserted by a taxing authority that is due solely by reason of Lender's good faith attempt to comply with Section 6.1(f) below), or the willful misconduct or gross negligence of Lender (or any affiliate thereof).

(f) The Parties agree that this Agreement shall be reported as a debt instrument for all Tax, accounting and reporting purposes, unless otherwise required by law.

Section 6.2. Stamp and Documentary Taxes. Medicure agrees to pay and account for any and all present or future stamp, value added or documentary Taxes and any other excise,

property, or transfer Taxes or charges or similar duties or levies which arise under law from any payment made under the Transaction Documents or from the execution or delivery of any document in connection with or contemplated by this Agreement (referred to herein as "Other Taxes").

Section 6.3. Tax Payment Receipt. Within 30 days after the date of any payment of Withholding Taxes or Other Taxes, Medicure shall furnish to Lender on behalf of whom the Withholding Taxes or Other Taxes were paid the original or a certified copy of a receipt evidencing such payment, or if such a receipt is not available at such time, the best available evidence of such payment.

Section 6.4. Indemnification for Taxes Generally. Medicure shall indemnify Lender for any Taxes, other than Excluded Taxes, whether or not imposed by withholding, actually owed and paid by Lender in respect of any Debt Payments under the Transaction Documents, and interest and penalties thereon, but in the case of Taxes imposed by withholding only if Medicure has failed to withhold the proper amount required by law to be withheld or has failed to timely remit such Taxes to the appropriate Governmental Authority and such Governmental Authority has issued a notice or other communication to Lender that Lender is liable for such Tax. Medicure will be required to indemnify Lender under this Section 6.4 only if, (i) Lender provides (A) Medicure prompt notice of the claim (in the case of a claim by a Governmental Authority received by Lender from such Governmental Authority) for payment of such Tax by the relevant Governmental Authority, and (B) the right, at Medicure's own expense, to conduct the defense against such claim in any and all Proceedings (including an audit by the relevant Governmental Authority or a Proceeding in a court of competent jurisdiction), in which the Liability for such Tax be at issue, and (ii) a final determination has been made that such Tax is owing; provided, however, that (iii) Medicure shall not be permitted to contest any claim and shall promptly make any required indemnification payments hereunder if Lender shall have reasonably determined that such contest will result in any material danger of a Lien for Taxes being placed on the property of Lender, which could not be avoided through the payment of funds or a posting of a bond in connection with such contest at Medicure's sole cost and expense; such funds and bond, together with any income with respect thereto, will be promptly remitted to Medicure upon their release or receipt by Lender. Medicure shall keep Lender informed on a timely basis of the status of any contest, shall promptly notify Lender of any Proceedings and shall permit Lender to attend such Proceedings at Lender's own cost and expense and shall not settle any such audit or Proceeding without the consent of Lender, which consent will not be unreasonably withheld or delayed. A "final determination" for purposes of the preceding sentence means (i) any final determination of Liability for Tax that, under applicable Laws, is not subject to further appeal, review or modification through Proceedings or otherwise, or (ii) the payment of or Liability for the Tax or any other amount where Medicure determines that no action should be taken to recoup such payment or contest such Liability. The provisions of this Section 6.4 shall cease to apply upon Lender's receipt of Debt Payments in the aggregate amount of US$25 million plus an annual rate of return, compounded annually, of 7.5%.

Section 6.5. Refunds and Credits. If Lender (or any Affiliate or assignee thereof) obtains a refund of Tax or credit against Tax (but only at the time and to the extent such credit

actually reduces Taxes of the applicable Person) of, or by reason of, any payment under Section 6.1(b) or any Tax giving rise to such Tax payment or any Tax indemnified for under Section 6.4 hereof (a "Tax Credit"), then Lender shall promptly pay Medicure the amount of such Tax Credit. Lender shall make commercially reasonable efforts to claim and obtain such Tax Credits.

Section 6.6. Transfers. Notwithstanding anything to the contrary herein, to the extent the imposition of withholding or other Taxes on any amounts paid or payable by Medicure under the Transaction Documents or otherwise in connection with the Transaction shall be the result of a transfer by Lender of any of its rights hereunder or any change in the facts and circumstances of Lender (other than any change resulting solely from actions of Medicure or any change in Tax law), the obligations of Medicure under Section 6.1(b) and Section 6.4 shall not apply. This Agreement is registered as to both principal and any interest with Medicure, and the transfer by Lender of this Agreement to permitted assigns or its rights hereunder may be effected only (a) if the new holder makes the same representation and warranties as Lender does under Section 6.1(a) (ignoring the words "as of the date of this Agreement" therein) and under Section 6.1(d), in each case as of the date of the transfer, and (b) by surrender of this Agreement and either (i) the reissuance by Medicure of this Agreement to the new holder or (ii) the issuance by Medicure of a new Agreement to the new holder. The transfer of this Agreement at any time by Lender by any means other than the methods described in this paragraph shall be deemed void and ineffective.

Section 6.7. Tax Disclosures. Notwithstanding anything herein to the contrary, the Parties (and each Affiliate and Person acting on behalf of any Party) agree that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the Transaction's tax treatment and tax structure (as such terms are used in regulations promulgated under Code §6011) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such Party or such Person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to and shall not permit disclosure of any other information including (without limitation) (A) any portion of any materials to the extent not related to the Transaction's tax treatment or tax structure, (B) the identities of participants or potential participants, (C) the existence or status of any negotiations, (D) any pricing or financial information (except to the extent such pricing or financial information is related to the Transaction's tax treatment or tax structure), or (E) any other term or detail not relevant to the Transaction's tax treatment or the tax structure.

Article VII
Miscellaneous

Section 7.1. Notices. Any notice, request, demand or other communication which is required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) when transmitted if transmitted by telex or telecopy transmission only during the recipient's normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours, with confirmation of successful transmission received by the sender, (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service

(e.g., DHL, UPS or Federal Express); and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent as indicated below:

If to Medicure (including any Guarantor):

Medicure, Inc.
4-1200 Waverley Street
Winnipeg, Manitoba
Canada R2T 0P4
Attention: President
Facsimile No.: (204) 488-9823

With a copy to (which shall not constitute notice to Medicure):

Lang Michener LLP
BCE Place
181 Bay Street
Suite 2500
Toronto, Ontario M5J 2T7
Attn: Geofrey Myers
Facsimile: (416) 365-1719

If to Lender:

Elliott Management Corporation
712 Fifth Avenue, 36th Floor
New York, New York 10019
Attention: Elliot Greenberg
Facsimile No.: (540) 983-7711

With a copy to (which shall not constitute notice to Lender):

Dechert LLP
30 Rockefeller Plaza
New York, New York 10112-2200
Attention: Ronald R. Jewell, Esq.
Facsimile No.: (212) 314-0089

or to such other address as any Party shall notify the other Parties (as provided above) from time to time.

Section 7.2. Exhibits and Schedules. All Exhibits, Schedules and Disclosure Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 7.3. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall other than on a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 7.4. Specific Performance. Each Party acknowledges that the rights of the Parties under the Transaction Documents are unique and recognize and affirm that in the event of a breach of the Transaction Documents by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its or their favor at law or in equity, to enforce its or their rights and the other Party's obligations under the Transaction Documents not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 7.5. Governing Law; Consent to Jurisdiction. The Transaction Documents and the rights and obligations of the Parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal Laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the City of New York over any Proceeding arising out of or relating to this Agreement and the Transaction Documents; provided, that equitable relief sought by any Party may be sought in any court having appropriate jurisdiction. Each of the Parties hereby irrevocably waives, to the fullest extent permitted or not prohibited by applicable Laws, any objection which such Party may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court and any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereby irrevocably consents to the service of process in any Proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such Party set forth in Section 7.1. EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTION AND THE TRANSACTION DOCUMENTS.

Section 7.6. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void; except that (i) Lender may assign the Payment Rights to any other Person in whole or in part from time to time (provided that such Person executes a joinder to this Agreement agreeing to be legally bound by this Agreement as if an original Party hereto and provided that Lender shall remain primarily liable hereunder), and (i) Medicure may assign this Agreement to its successor in interest in connection with the merger or acquisition of Medicure or sale of all or substantially all of the assets of Medicure provided that (a) such successor agrees in writing to be bound by and perform all the Medicure Obligations (as if Medicure), (b) all of Lender's rights and interest in the Payment Rights and in the Payment Collateral Lien are preserved under such transaction, (c) such successor in interest to Medicure or its assets executes a joinder or novation agreement reasonably satisfactory to Lender whereby such successor in interest agrees to be bound by the Transaction Documents as if an original party thereto, and (d) if (and only if) such transaction constitutes an MC-1 Transaction, such transaction satisfies the requirements of a Permitted MC-1 Third Party Transaction, provided that any change of control transaction of Medicure (such as the acquisition of a controlling interest of Medicure by a third party or merger of Medicure with a third party in a transaction (such as a reverse triangular merger) pursuant to which there is a change of control of the shareholdings of Medicure) shall not in any event constitute an MC-1 Transaction *provided* that such transaction is solely a change of control and does not contain, directly or indirectly, any separate Third Party Arrangement with respect to the MC-1 Proprietary Rights (any transaction satisfying the requirements of this clause (ii) being herein referred to as a "Permitted Successor Transaction"). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 7.7. Counterparts. This Agreement may be executed in counterparts, any one of which may be by facsimile or other electronic transmission followed by the originally executed document forwarded immediately thereafter to the other Parties, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 7.8. Titles and Heading. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 7.9. Entire Agreement; Amendments and Waivers. This Agreement, including the Schedules and Disclosure Schedules attached thereto, together with the other Transaction Documents, constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters. No amendment, modification or supplement of or to the Transaction Documents, and no waiver of any obligation of any Party under the Transaction Documents, shall be effective unless in writing and executed by all of the Parties. However, Medicure-Manitoba is hereby irrevocably authorized and appointed by each other of Medicure (including each Guarantor) as the authorized representative and attorney-in-fact of each other of Medicure (including each Guarantor) for the purpose of approving, executing or granting any such amendment, modification, supplement or waiver in the name and on behalf of each other of Medicure (including each Guarantor).

Section 7.10. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable Laws.

Section 7.11. No Strict Construction. Each of the Parties acknowledge that this Agreement has been prepared jointly by the Parties, and shall not be strictly construed against any Party.

Section 7.12. Termination.

(a) Medicure shall have the right to terminate the Agreement on written notice if Lender has not paid the Principal Amount to Medicure within 5 Business Days of satisfaction of the payment conditions in Section 1.4, and upon such termination, the Warrant shall automatically be deemed terminated and null and void.

(b) If either (i) pursuant to the demand of Lender under Section 20 of the Security Agreements and/or Section 15 of the Debenture for release of the Substitute Cash Collateral, the Substitute Cash Collateral is fully paid and released to Lender upon demand of Lender, or (ii) Lender receives the Maximum Amount (as defined in the Security Agreements) after exercise of Lender's remedies under subclause (1), (2) and (3) of Section 1(c)(i) and Section 1(c)(ii) of the

Security Agreements, or any comparable provisions under the UCC in effect in the applicable jurisdiction(s) and/or under any other comparable applicable Laws, then Medicure shall have the right to terminate its obligations to make Debt Payments (except for Debt Payments accrued for and through the end of the fiscal quarter in which such termination shall be effective), such termination to be effective upon written notice from Medicure (*but subject* to the foregoing and to any Lender Reinstatement Election as below). Notwithstanding the foregoing, Medicure shall, at the time the Substitute Cash Collateral account is established (the "Substitution Date"), advise Lender of the material terms of all Third Party Arrangements which Medicure is then actively discussing with third parties, and, for the six months following such Substitution Date, promptly advise Lender of the material terms of all Third Party Arrangements which Medicure is then actively discussing with third parties or to which Medicure has agreed on the terms (all of the forgoing being herein referred to as a "Contemplated Third Party Arrangement"). At the election of Lender, on written notice and at its sole discretion, at any time prior to the date that is the later of: (x) the end of such six month period following the Substitution Date if there is a Contemplated Third Party Arrangement, or (y) 30 days after Medicure shall have given Lender written notice of such Contemplated Third Party Arrangement, or (z) 30 days after Lender becomes aware of a Contemplated Third Party Arrangement if Medicure did not disclose such Contemplated Third Party Arrangement during such six month period, Lender shall be permitted (a "Lender Reinstatement Election") to return to Medicure the Substitute Cash Collateral (less any Enforcement Costs of Lender) and, automatically as a result thereof, to reinstate in full the Payment Rights and any provisions of the Transaction Documents that have been terminated pursuant to Section 21 of each of the Security Agreements, effective upon the return to Medicure of the Substitute Cash Collateral (less any Enforcement Costs of Lender) and subject to steps being taken to effect the reinstatement of Lender's Payment Collateral Lien with respect to such Substitute Cash Collateral. Further, if after termination of the Payment Rights by Medicure as provided in the first sentence of this Section 7.12(b), a Substitute Cash Collateral Adversary Proceedings is commenced and results in an Avoidance that requires Lender to return any of the Substitute Cash Collateral received, then Lender may elect within 30 days of such return to effect a Lender Reinstatement Election, with all of the consequences and obligations of the Parties of the previous sentence.

Section 7.13. No Partnership, Joint Venture, Etc. Nothing contained in the Transaction Documents shall be deemed to (i) create a partnership or joint venture among the Parties or any of their Affiliates or Related Persons, (ii) constitute an appointment of any Party as the agent or attorney-in-fact of any other Party, or (iii) except as expressly provided in any Payment Collateral Documents, authorize any Party to execute any document, agreement, instrument or filing with any Governmental Authority, return or report, or to take any other action, which would impose upon any other Party any Liability. Each Party shall indemnify and hold harmless each other Party and its Affiliates and Related Persons against and from any Liability sought to be imposed by any third party upon such other Party or its Affiliates or Related Persons based upon any act by the first Party or its Affiliates or Related Persons where such act was intended by such party to be on behalf of or in furtherance of any such partnership, joint venture, agency, or power-of-attorney.

[Signature Pages Follow]

In witness whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

In the presence of and before me, Notary Public:

A NOTARY PUBLIC IN AND FOR
THE PROVINCE OF MANITOBA

Medicure Inc.

By:
Print name: Derek Reimer
Print title: CFO

In the presence of and before me, Notary Public:

A NOTARY PUBLIC IN AND FOR
THE PROVINCE OF MANITOBA

Medicure Pharma Inc.

By:
Print name: Derek Reimer
Print title: Secretary

Signed on behalf of Medicure International Inc. by The Corporate Secretary Limited

Its Secretary

Witness:

Name in print:

Address:

Occupation:

In the presence of and before me, Notary Public:

Birmingham Associates Ltd.

By:
Print name:
Print title:

In Witness whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

In the presence of and before me,
Notary Public:

____

Medicure Inc.

By: ____________________
Print name: ____________________
Print title: ____________________

In the presence of and before me,
Notary Public:

____

Medicure Pharma Inc.

By: ____________________
Print name: ____________________
Print title: ____________________

Signed on behalf of **Medicure International Inc.** by The Corporate Secretary Limited

Its Secretary

THE CORPORATE SECRETARY LIMITED

Witness: Vere P. Brathwaite

Name in print: The Rock, St. Peter, Barbados

Address:

Occupation: Attorney-at-Law

In the presence of and before me,
Notary Public:

____

Birmingham Associates Ltd.

By: ____________________
Print name: ____________________
Print title: ____________________

In witness whereof, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

In the presence of and before me, Notary Public:

Medicure Inc.

By: ____________________
Print name: ____________________
Print title: ____________________

____

In the presence of and before me, Notary Public:

Medicure Pharma Inc.

By: ____________________
Print name: ____________________
Print title: ____________________

____

Signed on behalf of Medicure International Inc. by The Corporate Secretary Limited

Its Secretary ____________________

Witness: ____________________

Name in print:

Address:

Occupation:

In the presence of and before me, Notary Public:

Birmingham Associates Ltd.

By: [signature]
Print name: Paul Singer
Print title: President

[signature]

OKSANA BITETTI
Notary Public, State of New York
No. 01BI6137693 Qualified in Richmond County
Certificate Filed in New York County
Commission Expires December 05, 20 09

Debt Financing Agreement dated as of September 17, 2007

Other Guarantors

In the presence of and before me, Notary Public:

A NOTARY PUBLIC IN AND FOR THE PROVINCE OF MANITOBA

Medicure Europe Limited

By: ______________________

Print name: Derek Reimer

Print title: Secretary

[Rest of Signature Page Blank]

Certain Definitions

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings hereinafter specified:

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

"Affiliate Agreements" means all Contracts (other than the Transaction Documents) between Medicure and any shareholder, current or past director, officer or employee of Medicure, or their respective Affiliates or Related Persons.

"Affiliate Obligations" means all Liabilities or obligations of Medicure under all Affiliate Agreements and all other Liabilities of Medicure to any shareholder, current or past director, officer or employee of Medicure, or their respective Affiliates or Related Persons or of any such Person to Medicure.

"Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in the City of New York and the City of Winnipeg, Manitoba, Canada, are open for the general transaction of business.

"Combination Product" means (a) any AGGRASTAT Payment Product that contains, in addition to Tirofiban, one or more other active ingredients (an "AGGRASTAT Combination Product"), or (b) any MC-1 Payment Product that contains, in addition to P5P, one or more additional active ingredients ("MC-1 Combination Product"), *except that* any Payment Product containing P5P in combination with Tirofiban shall be deemed an AGGRASTAT Combination Product if the Product Switch Option has not been exercised (at the applicable time), and shall be deemed an MC-1 Combination Product if the Product Switch Option has been exercised.

"Commercialization" means the development, manufacture, marketing, offer to sell, sale, offer to import, import and export of Payment Products, including under the Payment Proprietary Rights, by Medicure or its Affiliates or by third parties under Permitted Third Party Arrangements.

"Consent" means any consent, approval, authorization, license, approval, notice, registration or filing, including under any applicable Law, Order, Permit or any Contract to which Medicure is a party.

"Constituent Documents" means the articles or certificate of incorporation and by-laws, as applicable, of Medicure or Lender, and all amendments thereto or restatements thereof, as currently in effect.

"Contracts" means all contracts, agreements, settlements, stipulations, leases, indenture, mortgage, lease, pledge, note, bond, orders, invoices, commitments, arrangements, understandings, instruments, permits or licenses, whether written or oral, to which Medicure is a party or is otherwise bound or which affects any of the property or assets of Medicure.

"Copyrights" means (i) all United States and foreign copyrights (including those in software and databases), whether or not registered or the underlying works of authorship have been published, and all copyright registrations and recordings and copyright applications, and any renewals or extensions thereof, , and (ii) all other rights of any kind whatsoever (including licenses) accruing thereunder or pertaining thereto.

"Event of Default" means if any of the following events shall occur and be continuing:

(i) Medicure shall fail to make any Debt Payment in accordance with the terms hereof, or Medicure shall fail to pay any other amount payable under any Transaction Document, within five Business Days after such Debt Payment or other amount becomes due and payable in accordance with the terms of the Transaction Documents; or

(ii) the representations and warranties made by Medicure in any of the Transaction Documents (as qualified by the Disclosure Schedules) shall prove to have been inaccurate in any material respect on or as of the date of this Agreement, and such inaccuracy shall cause a Material Adverse Change or constitutes a breach of the representation in Section 2.6; or Medicure shall breach in any material respect any Medicure Obligations; or

(iii) (A) Medicure shall commence any Proceeding (1) under any existing or future Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Medicure shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against Medicure any Proceeding of a nature referred to in clause (A) above that (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 60 days; or (C) there shall be commenced against Medicure any Proceeding seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (D) Medicure

shall take any action knowingly in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B) or (C) above; or (E) Medicure shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(iv) any Transfer of Payment Collateral shall occur, other than a Permitted MC-1 Lien Release or a Permitted MC-1 Third Party Transaction, or in compliance with a Permitted Successor Transaction; or

(v) any of the Transaction Documents shall cease, for any reason *other than* an action or omission by Lender or its Affiliate, to be in full force and effect, or Medicure or any Affiliate of Medicure shall affirmatively take an action seeking to cause the termination of any Transaction Document (other than under Section 7.12 of this Agreement), or any Payment Collateral Lien shall cease to be enforceable or of the same effect and priority purported to be created thereby; or

(vi) any "Event of Default" as defined in the Existing Senior Credit Facility shall have occurred and the Existing Senior Lenders shall have accelerated the maturity date of the obligations of Medicure under the Existing Senior Credit Facility; or the Existing Senior Lenders shall have materially breached their obligations under the Payment Intercreditor Agreement and shall not have cured such breach within 30 days of such breach; or

(vii) a Material Adverse Change of the type covered by clauses (ii), (iii) (as clause (iii) relates to the Commercialization of the Payment Products), (iv), (v) or (vi) of the definition of "Material Adverse Change" shall have occurred, *but excluding* any such Material Adverse Change that comprises or results from (1) the failure of any clinical trial; (2) the discontinuance or cessation of any clinical trial due to any clinical hold, or safety or efficacy or other similar issue; (3) the failure to achieve regulatory approval of any product; or (4) changes in the sales of or market for Payment Products due to external factors such as competitive products, changes in regulatory or reimbursement guidelines, or overall economic changes.

"Existing Senior Credit Facility" means and includes (i) the Credit and Security Agreement dated as of August 8, 2006 by and among Medicure-Manitoba, Medicure-Barbados and Medicure Pharma, Inc., Merrill Lynch Capital Canada Inc., as a "Lender" and as "Agent", and the other Lenders a party thereto from time to time, and (ii) the other "Financing Documents" as defined in such Credit and Security Agreement; as the foregoing shall be amended and in effect from time to time after the date of this Agreement with the consent of Lender, which consent shall not be unreasonably withheld or delayed; however, Lender shall have no obligation to consent to any amendment of the Existing Senior Credit Facility if such amendment conflicts with the terms and provisions of the Transaction Documents or would adversely affect the Payment Rights, the Payment Collateral Lien or the Payment Collateral or result in the breach by Medicure of the Medicure Obligations or the Transaction Documents or the breach by the Existing Senior Lenders of the Intercreditor Agreement.

"Existing Senior Credit Facility Indebtedness" means Indebtedness of Medicure under the Existing Senior Credit Facility, and all other "Obligations" as defined in and under the Existing Senior Credit Facility, currently outstanding or existing from time to time thereunder.

"Existing Senior Lenders" means Merrill Lynch Capital Canada Inc., Silicon Valley Bank and Oxford Finance Corporation, and their respective successors and assigns with respect to the Existing Senior Credit Facility.

"Fiscal Quarter" means a three month period ending on August 31, November 30, February 28 or May 31 (as applicable) in any particular fiscal year of Medicure.

"GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a basis consistent with prior audited financial statements.

"Governmental Authority" means any international, European Union, supra-national, national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court), regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

"Indebtedness" of any Person means (without duplication) all (i) indebtedness of such Person for money borrowed from others, reimbursement obligations of such Person with respect to letters of credit, and overdraws in respect of facilities or agreements for borrowed money (including the amount of any negative cash), (ii) Liabilities of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) indebtedness of the type described in clauses (i) and (ii) above guaranteed in any manner by such Person, (iv) all indebtedness of the type described in clauses (i), (ii) and (iii) above secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness, provided that such amount included in such Indebtedness shall not exceed the fair market value of such property as of the date of such determination if such Person has not in any manner become liable for the payment of such indebtedness, (v) all capitalized lease obligations of such Person, and (vi) all interest expense accrued but unpaid, and all prepayment premiums and penalties, on or relating to any of such indebtedness; provided, however, that Indebtedness shall not include any accounts payable and other similar current obligations of such Person incurred in the Ordinary Course of Business, but Indebtedness shall include the current portion of any Indebtedness described in the preceding clauses (i) through (vi).

"Infringement Payments" means all collections, recoveries, damages, awards, settlement payments or other payments, compensation or consideration of any kind which are received by Medicure as a result of any Proceeding to enforce the Payment Proprietary Rights against any infringement thereof due to development, manufacture, marketing, import, export, offer to sell or sale of any product containing Tirofiban or P5P.

"Knowledge of Lender" means the knowledge of Lender or the directors, officers and other senior management of Lender, in each case after reasonable investigation by Lender and such individuals.

"Knowledge of Medicure" means the knowledge of Medicure or the directors, officers and other senior management of Medicure, in each case after reasonable investigation by Medicure and such individuals.

"Law" means the following: statutes; laws; ordinances; regulations, rules, written policy and resolutions; judicial decisions and precedent; Orders; and the common law; applicable as to the foregoing to the specified Persons and to the businesses and assets thereof.

"Liability" means any Indebtedness, liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted. Without limiting the generality of the foregoing, in the case of any Contract, "Liability" shall mean also any obligation of Medicure to render any performance or to make any payment under such Contract, including any Liability arising out of or based upon any breach by Medicure, whether before or after the date of this Agreement, of any provision of such Contract.

"Lien" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or right of first refusal, right of first offer, proxy, voting trust, or voting Contract.

"Material Adverse Change" means any circumstance, event, change in or effect on Medicure or its business or operations, or any restriction, limitation or impairment, that has a material adverse effect upon or material negative change in (whether such material adverse effect or material adverse change occurs before or after the date of this Agreement) (i) the financial condition, business, assets, Liabilities (including the imposition of any material Liability) or results of operations of Medicure, (ii) the ability of Medicure to perform Medicure Obligations, (iii) the ability of Medicure to conduct, following the date of this Agreement, its business and operations in a manner substantially the same as conducted since January 1, 2006 and prior to the date of this Agreement, including to achieve comparable revenues or profitability, (iv) the ability of Medicure to Commercialize the Payment Products, (v) the ability of Lender to receive on a timely basis the Debt Payments contemplated under this Agreement, or (vi) the ability of Lender to realize the benefits of the Payment Collateral Documents or the Payment Intercreditor Agreement.

"Medicure Obligations" means all Liabilities of Medicure (including all Guarantors) under the Transaction Documents, including any Liability of Medicure in respect of the Payment Rights and Debt Payments.

"Net Sales" means: the total worldwide gross sales of the Payment Products as set forth on invoices for such sales by Medicure or its Affiliates or by third parties under Permitted Third Party Arrangements in any given period, plus the fair market value of all other properties and services received in consideration of such sales of the Payment Products by

Medicure or its Affiliates or by third parties under Permitted Third Party Arrangements in any given period, less the following deductions directly paid or actually incurred or allowed by Medicure or its Affiliates or by third parties under Permitted Third Party Arrangements during such period with respect to the sales of the Payment Products: (A) discounts off the invoiced price, and credits, rebates, allowances, adjustments, rejections, recalls and returns that relate to the Payment Products; (B) price reductions or rebates, retroactive or otherwise, imposed by any Governmental Authority that relate to the Payment Products sold; (C) sales and value-added taxes assessed on the sale of Payment Products; (D) chargebacks and managed care fees paid to Governmental Authorities and managed care entities in respect of sales of Payment Products; and (E) amounts actually reserved or written off for bad debts related to the sale of Payment Products (and provided that if the applicable amounts charged for such sales are actually later collected, such amounts shall be deemed Net Sales).

With respect to a Combination Product, the Net Sales (for the purpose of calculating Debt Payments owed as to sales of such Combination Product) shall be adjusted by multiplying the Net Sales (calculated as provided in the above paragraph) for such Combination Product by a fraction, the numerator of which shall be the established market price for AGGRASTAT Payment Product or MC-1 Payment Product contained in the Combination Product and the denominator of which shall be the sum of the established market prices for AGGRASTAT Payment Product or MC-1 Payment Product plus the established market prices for the other components contained in the Combination Product. If any of such separate market prices are not established in a country, then the Parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales in that country for the Combination Product in question, which shall be based on the principle of allocating to the adjusted Net Sales the relative market value of the Participating Product in such Combination Product, compared to the market value of the other components of such Combination Product.

"Order" means any judgment, award, determination, finding, writ, decree, claim, injunction, order, compliance agreement or settlement agreement by or before any Governmental Authority and any arbitrator.

"Ordinary Course of Business" means the ordinary course of business of Medicure in a manner materially consistent with past practices of Medicure and customary business operations of Medicure in compliance with applicable Laws.

"Payment Collateral" means (i) all Payment Proprietary Rights, (ii) the proceeds derived from the Commercialization of Payment Products (including without limitation royalties receivable derived from any licensing of Payment Proprietary Rights to any third party and accounts receivable from the sale of Payment Products), (iii) all inventories of Payment Products (including raw materials and work-in-process being used in the manufacture of and finished goods of Payment Products), (iv) all Infringement Payments, and (v) all shares of the capital stock and other securities of Medicure-Barbados and Medicure-Pharma owned from time to time by any Medicure entity and any Indebtedness owed by Medicure-Barbados or Medicure-Pharma to any Medicure entity.

"Payment Collateral Lien" means the Liens granted, or required by the Transaction Documents to be granted, from time to time by Medicure to Lender in respect of the Payment Collateral, including as first prior security interests in such Payment Collateral in accordance with the terms of the Transaction Documents.

"Debt Payments" shall mean the AGGRASTAT Debt Payments and the MC-1 Debt Payments, as such terms are defined in Schedule B-1 of the Agreement.

"Payment Products" means (except as otherwise provided below): (i) all products referred to as AGGRASTAT® (as currently sold by Medicure) and any other pharmaceutical product sold by Medicure containing Tirofiban as an active ingredient (collectively, the "AGGRASTAT Payment Products") (for clarity, all AGGRASTAT Combination Products are AGGRASTAT Payment Products); and (ii) all pharmaceutical products that contain P5P as an active ingredient (the "MC-1 Payment Products") (for clarity, all MC-1 Combination Products are MC-1 Payment Products). Notwithstanding the foregoing, if (a) the Product Switch Option is exercised, as provided in Schedule B-1, then for all times thereafter the MC-1 Payment Products (including any MC-1 Combination Product that includes as active ingredients P5P and Tirofiban) shall be the only Payment Products, and all AGGRASTAT Payment Products shall be automatically excluded from the term Payment Products; or (b) the Product Switch Option expires unexercised, under Schedule B-1, then for all times after such expiration the AGGRASTAT Payment Products (including any AGGRASTAT Combination Product that includes as active ingredients P5P and Tirofiban) shall be the only Payment Products, and all MC-1 Payment Products shall be automatically excluded from the term Payment Products (but subject to the rights retained by Lender in the Payment Collateral as provided in Schedule B-1 (if applicable)).

"Payment Proprietary Rights" means all Proprietary Rights owned or co-owned or licensed or sub-licensed by Medicure, or under which Medicure has any actual rights to practice, whether existing on the date of this Agreement, in process or development, or created or acquired or licensed by Medicure after the date of this Agreement, that claim or cover or are appurtenant to a Payment Product or a method of manufacture, use or Commercialization of a Payment Product. Without limiting the generality of the foregoing, "Payment Proprietary Rights" shall include, as of the date of this Agreement, all licenses and sublicenses, all patents and all trademarks listed on Disclosure Schedule 2.10. Attached to the Agreement as Schedule C-1 and C-2 is a list of all Patents within the Payment Proprietary Rights as of the Effective Date. For clarity, "Payment Proprietary Rights" shall not include any Proprietary Rights other than as specifically set forth above.

"Patents" means (i) all United States and foreign patents, patent applications and patentable inventions, (ii) all inventions claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future infringements thereof, and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever (including licenses) accruing thereunder or pertaining thereto.

"Product Switch Option" means the option granted in Schedule B-1 for Lender to elect to switch the Debt Payments from AGGRASTAT Debt Payments to MC-1 Debt Payments.

"Lender" has the meaning set forth at the beginning of this Agreement, and includes also any successor to Lender whether by merger, the acquisition of substantially all of the assets of Lender or any similar transaction.

"Permits" means consents, permits, licenses, franchises, approvals, certificates, waivers, concessions, exemptions, variances, orders, registrations, filings, notices or other authorizations issued by a Governmental Authority, and all filings and registrations with any Governmental Authority or other Person.

"Permitted Indebtedness" means (i) Existing Senior Credit Facility Indebtedness outstanding under the Existing Senior Credit Facility, subject to the Payment Intercreditor Agreement, (ii) other Indebtedness which is permitted to be incurred by the terms of the Existing Senior Credit Facility, or Indebtedness incurred in a complete refinancing of the Existing Credit Facility provided that the lenders thereunder agree in writing to be bound by the Payment Collateral Intercreditor Agreement to the same extent as Existing Senior Lenders and Existing Senior Credit Facility Agent are bound and as if an original party thereto, or Indebtedness incurred after termination of the Existing Credit Facility, provide further that any such other Indebtedness (A) is not secured by any Payment Collateral and (B) is subordinated, on customary terms reasonably satisfactory to Lender, to the Payment Rights, (iii) Indebtedness incurred as permitted under and subject to the terms of a Permitted MC-1 Lien Release; and (iv) trade payables of Medicure incurred in the Ordinary Course of Business provide that such trade payables are not secured by any Payment Collateral.

"Permitted MC-1 Lien Release" means the incurrence by Medicure of Indebtedness (other than the Senior Permitted Existing Senior Credit Facility) on the following terms: (i) such Indebtedness is in an aggregate principal amount in excess of US$25 million; and (ii) any Lien on or in the Payment Collateral granted to the lenders or other providers of such Indebtedness (the "Permitted MC-1 New Lenders") to Medicure shall be subordinated to the Payment Collateral Lien on terms reasonably satisfactory to Lender (however, Lender acknowledges that any subordination on terms identical to the Payment Collateral Intercreditor Agreement shall be reasonably satisfactory to Lender), except that any Lien on or in MC-1 Payment Proprietary Rights granted to the Permitted MC-1 New Lenders may be on a first priority basis under a common Lien agreement among Medicure, Lender and the Permitted MC-1 New Lenders, on terms reasonably satisfactory to Lender, provided that (A) Existing Senior Lenders and Existing Senior Credit Facility Agent shall agree that the Payment Intercreditor Agreement shall continue to apply to the Existing Senior Credit Facility Liens, and (ii) Medicure shall establish a segregated account in the United States in which Lender shall have an exclusive priority Lien (exclusive also to any otherwise Senior Permitted Lien and any Lien of any Permitted MC-1 New Lender), such account to be funded at all times with US$10 million, until such time as Lender shall have received cash payments pursuant to the AGGRASTAT Debt Payment Rights and the MC-1 Debt Payment Rights in an aggregate amount of US$25 million plus an annual rate of return, compounded quarterly, of 7.5%.

"Permitted MC-1 Third Party Transaction" means any Third Party Arrangement with respect to MC-1 (a "MC-1 Transaction") with a third party (the "MC-1 Transaction Party") meeting the following: (i) if the Commercialization of MC-1 by the MC-1 Transaction Party is with respect to the sale of MC-1 Payment Products directly or indirectly in or to the United States pursuant to such Third Party Arrangement, the Third Party Arrangement shall involve only the grant to, or entering into with, an MC-1 Transaction Party engaged in pharmaceutical sales to or associated with the cardiac space with revenues in excess of $100 million in that space or with an equity market capitalization in excess of $1 billion; (ii) the MC-1 Transaction Party is not affiliated with Medicure, and no director, officer or employee of Medicure has any economic interest in the MC-1 Transaction Party (however, the foregoing shall not prohibit the ownership by any such person and affiliates and family members of such person of up to an aggregate of 1% of the capital stock of all classes of a company whose capital stock is listed for trading on any national stock exchange, provided that none of such person and affiliates and family members of such person participate in the management of such company); and (iii) the MC-1 Transaction is on terms which (A) are consistent and in accordance with, and acknowledge, the AGGRASTAT Debt Payment Rights and the MC-1 Debt Payment Rights, and in that connection the royalties or other consideration to be paid by the MC-1 Transaction Party to Lender under such MC-1 Transaction are at least equal to the MC-1 Debt Payments owed from time to time by Medicure, and (B) do not adversely affect the tax treatment to Lender of the Debt Payments or result in the imposition of any withholding or other taxes on Lender different from the withholding or other Taxes applicable to the Debt Payments prior to giving effect to the MC-1 Transaction, unless at the time the MC-1 Transaction is effected Lender shall have received (after giving effect to such Taxes and withholding) cash payments pursuant to satisfaction of the AGGRASTAT Debt Payment Rights and the MC-1 Debt Payment Rights in an aggregate amount of US$25 million plus an annual rate of return, compounded quarterly, of 7.5%, or (y) adequate provision is made to compensate Lender for any such Taxes or withholding.

"Permitted Third Party Arrangement" means any (i) existing Third Party Arrangement described on Disclosure Schedule 2.10(a), (ii) Third Party Arrangement which satisfies the requirements of a Permitted MC-1 Lien Release, (iii) Third Party Arrangement which satisfies the requires of a Permitted MC-1 Third Party Transaction, and (iv) other Third Party Arrangement entered into by Medicure after the date of this Agreement with the consent of Lender, such consent not to be unreasonably withheld.

"Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, any division, segment or other unincorporated business, whether or not a legal entity, or a Governmental Authority.

"Proceeding" means any action, suit, proceeding (including any arbitration proceeding), complaint, claim, charge, hearing, inquiry, subpoena, audit or investigation before or by any Governmental Authority, including indictments, applications, petitions, complaints, investigations, notices of violations, letters of inquiry, notices of apparent Liability, forfeitures or other actions from or before any Governmental Authority relating to Medicure, the Payment Proprietary Rights or the Payment Rights.

"Proprietary Rights" means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including all Copyrights, Patents, Trademarks, Trade Secrets, mask works, rights of publicity and privacy, intangible rights in software and databases not otherwise included in the foregoing, technology, know-how and processes, and all rights to sue at law or in equity for any past, present and future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damage awards therefrom.

"P5P" means pyridoxal-5-phosphate, also known as pyridoxal-5'-phosphate, or pyridoxal phosphate, or 3-hydroxy-2-methyl-5-((phosphonooxy)methyl)-4-pyridinecarboxaldehyde, and all salts, solvates, and/or hydrates thereof.

"Related Persons" of any other Person means the directors, officers, employees, and agents of such Person and any family member (any spouse, ancestor, direct descendant or sibling of the individual specified) of such Person or of such directors, officers, employees, and agents .

"Sale of Medicure" means (i) any Permitted Successor Transaction, or (ii) any similar transaction.

"Senior Permitted Lien" means the "Existing Senior Credit Facility Liens" to which reference is made in the Payment Intercreditor Agreement as such Liens are existing on the date of this Agreement, subject to the provisions of the Payment Intercreditor Agreement.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

"Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not).

"Tax Liability" means any Liability for Taxes.

"Tax Return" means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any Party or the administration of any Laws relating to any Tax (including any amendment thereof).

"Trade Secrets" means (i) all know-how and confidential or proprietary information having the legal protection as trade secrets under applicable Laws of the United States or any Governmental Authority of the United States or similar protection under non-United States Laws, (ii) the right to sue or otherwise recover for any and all past, present and future misappropriations thereof, and (iii) all other rights of any kind whatsoever (including licenses) accruing thereunder or pertaining thereto.

"Trademarks" means (i) all United States, state and foreign trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, and all registrations of and applications to register the foregoing and any renewals thereof, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and dilutions thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements and dilutions thereof), and (iv) all other rights of any kind whatsoever (including licenses) accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.

"Transfer of Payment Collateral" means any transfer or assignment of any Payment Collateral or any interest or participation therein or in any Commercialization by any third party of Payment Collateral.

"Tirofiban" means N-(butylsulfonyl)-O-[4-(4-piperidyl)butyl]-L-tyrosine, also known as (2S)-2-(butylsulfonylamino)-3-[4-(4-piperidin-4-ylbutoxy)phenyl]propanoic acid, or tirofiban, and all salts, solvates, and/or hydrates thereof.

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2. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms shall have the meanings specified where indicated below:

Term	Location
AGGRASTAT Debt Payments	Schedule B-1
Agreement	Preamble
Annual Debt Payment Report	Section 4.1(a)(iii)
Audited Financial Statements	Section 2.5(a)
Closing	Section 1.6
Closing Documents	Section 1.3
Confidential Information	Section 4,.15(a)
Contemplated Third Party Arrangement	Section 7.12(b)
Debt Payment Report	Section 4.1(a)(iii)
Disclosing Party	Section 4.15(a)
Disclosure Schedules	Article II
Debenture	Section 1.2(a)
Excluded Tax	Section 6.1(e)
Existing Senior Credit Facility Cash Collateral Reserve	Section 1.5
Financial Statements	Section 2.5(a)
Good Standing Certifications	Section 1.3(a)
Guarantee and Indemnity	Section 1.2(a)
Guarantors	Preamble
Indemnified Taxes	Section 6.1(d)
Interim Balance Sheet	Section 2.9
Interim Financial Statements	Section 1.3(c)
Legal Opinions	Section 1.3(b)
Lender Reinstatement Election	Section 7.12(b)
Losses	Section 4.12
Mandatory Tax and Withholding Gross-up	Section 6.1(b)
MC-1 Debt Payments	Schedule B-1
Medicure	Preamble
Medicure-Barbados	Preamble
Medicure-Manitoba	Preamble
Principal Amount	Section 1.4
Lender	Preamble
Loss; Losses	Section 10.2(a)
Monthly Debt Payment Report	Section 4.1(a)(iii)
Other Taxes	Section 6.2
Parties	Preamble
Payment Collateral Documents	Section 1.2(a)
Payment Intercreditor Agreement	Section 1.2(b)
Quarterly Debt Payment Report	Section 4.1(a)(iii)
Patent Security Agreement	Section 1.2(a)
Payment Guaranty and Security Agreement	Section 1.2(a)
Permitted Successor Transaction	Section 7.6
Receiving Party	Section 4.15
Required Reports and Information	Section 4.1(a)
Security Agreement	Section 1.2(a)
Substitution Date	Section 7.12(b)
Tax Credit	Section 6.5
Third Amendment to Existing Senior Credit Facility	Section 1.5
Third Party Arrangement	Section 2.10(a)

Trademark Security Agreement	Section 1.2(a)
Transaction	Recitals
Transaction Documents	Section 1.2
Warrant	Section 1.2(c)
Withholding Taxes	Section 6.1(a)
Year-End Balance Sheet	Section 2.9

3. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word "including" means "including, but not limited to" and "including without limitation"; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) unless otherwise expressly indicated in the context, all references herein to any "Section", "Article", "clause", "Schedule", "Disclosure Schedule" or "Exhibit" refer to Sections, Articles, clauses, Schedules, Disclosure Schedules and Exhibits contained in, or attached to, this Agreement.

4. Currency. Unless otherwise specified, all references in this Agreement to monetary amounts are references to the lawful currency of the United States of America.

Schedule B to Debt Financing Agreement

Payment Rights

Pursuant to the grant of Payment Rights in Section 1.1 of the Agreement, and subject to all the terms of the Agreement, Medicure hereby agrees to make the following Debt Payments to Lender (or its assigns as provided in the Agreement):

1. AGGRASTAT Debt Payment Rights .... From and after the date of the Closing under this Agreement, Lender shall be entitled to receive payments (except as otherwise provided in Section 2 below) equal to a percentage of the Net Sales derived by Medicure or its Affiliates, or by any other party to any Third Party Arrangement, from the Commercialization of the AGGRASTAT Payment Products, and of Infringement Payments related to the Payment Proprietary Rights covering the AGGRASTAT Payment Products, as follows: Medicure shall pay to Lender (or its assign) a percentage, at the percentage rates (the "AGGRASTAT Debt Payment Rates") set forth below, of the Net Sales of AGGRASTAT Payment Products, and of the amounts of such Infringement Payments received, in the applicable period (or shall pay the minimum amounts as set forth below), with such amounts to be payable (the "AGGRASTAT Debt Payments") in accordance with Section 4.2 of this Agreement based on such Net Sales and such Infringement Payments (the foregoing being herein referred to as the "AGGRASTAT Debt Payment Rights").

Fiscal Year Net Sales and Infringement Payments*	AGGRASTAT Debt Payment Rates
On Net Sales up to US$15 million................	20.0%
On Net Sales over US$15 million and not in excess of US$25 million............................	17.5%
On Net Sales over US$25 million and not in excess of US$30 million............................	15.0%
On Net Sales over US$30 million................	5.0%

* For fiscal year 2008, the partial period from and after the Closing date.

For clarity, the above AGGRASTAT Debt Payment Rates are applicable to the incremental amounts of Net Sales occurring in any particular fiscal year. For example, if there were a total of US$28 million in Net Sales of AGGRASTAT Payment Products in fiscal year 2008, the total AGGRASTAT Debt Payments owed for such year would equal:

20%xUS$15M + 17.5%xUS$10M + 15%xUS$3M = US$5.2 M

Notwithstanding the foregoing, Lender shall be entitled to receive annually (on a Medicure fiscal year basis) AGGRASTAT Debt

Payments at least equal to (the "Minimum AGGRASTAT Debt Payments") the amounts set forth below with respect to the applicable fiscal year:

Fiscal Year	Minimum AGGRASTAT Debt Payment	
2008	US$ 2,500,000	*
2009	2,500,000	
2010	2,600,000	
2011	3,500,000	
2012	3,920,000	
2013	4,390,400	
2014	4,917,440	
2015	5,507,318	
2016	6,168,196	
2017	6,908,379	
2018 through and including 2020	2,500,000	
Subsequent to 2020	0	

* To be prorated for fiscal 2008 as of the Closing date.

Also, the annual AGGRASTAT Debt Payments payable to Lender shall not exceed US$7,000,000 (the "Maximum AGGRASTAT Debt Payments"). However, upon the occurrence and during the continuance of any Event of Default, or the occurrence of any Event of Default based on a Transfer of Payment Collateral not permitted by the Transaction Documents (a "Prohibited Transfer of Payment Collateral"), or subsequent to the occurrence of three material Events of Default during any 24-month period ("Repetitive Events of Default"), the Maximum AGGRASTAT Debt Payments shall cease to apply and each of the AGGRASTAT Debt Payment Rates for the applicable periods set forth above shall be increased by 200 basis points. For the avoidance of doubt, a "material Event of Default" shall include, without limitation, the failure of Lender to receive the AGGRASTAT Debt Payments (or the MC-1 Debt Payments) when due (subject to the applicable grace period).

Notwithstanding the foregoing, Medicure shall cease to have any obligation to make AGGRASTAT Debt Payments (i) for any period or partial period subsequent to the later of (A) December 31, 2021, and (B) in the event that Medicure shall have applied for or obtained any Patent covering any AGGRASTAT Payment Product (including any AGGRASTAT Combination Product) which has a life subsequent to December 31, 2021, the last day of the period which is 90% of the period commencing on the date of this Agreement and ending on the last date on which all such other Patents shall have expired, and (ii) in any event for any period or partial period subsequent to December 31, 2035.

2. MC-1 Debt Payment Rights .... Lender has the option (the "Product Switch Option") to elect to cease receiving, as Debt Payments, the AGGRASTAT Debt Payments and instead to receive the MC-1 Debt Payments, as

provided below in this Schedule B-1. Lender shall exercise the Product Switch Option in its sole discretion, by giving Medicure written notice of such exercise no later than six months after the first commercial sale of an MC-1 Payment Product. Medicure shall give prompt notice to Lender of when the MC-1 Payment Products have been first sold commercially by Medicure or its Affiliates or any third party.

If Lender timely exercises the Product Switch Option as provided above, then Lender (or its assigns) shall thereafter be entitled to receive payments equal to a percentage of the Net Sales derived by Medicure or its Affiliates, or by any other party to any Third Party Arrangement, from the Commercialization of the MC-1 Payment Products, and of Infringement Payments related to the Payment Proprietary Rights covering the MC-1 Payment Products, as follows: commencing on the date provided below, Medicure will pay to Lender (or its assign) a percentage, at the percentage rates (the "MC-1 Debt Payment Rates") set forth below, of the Net Sales of MC-1 Payment Products, and of the amounts of such Infringement Payments received, in the applicable period (or shall pay the minimum amounts as set forth below) with such amounts to be payable (the "MC-1 Debt Payments") in accordance with Section 4.2 of this Agreement based on such Net Sales of the MC-1 Payment Products and such Infringement Payments received (the "MC-1 Debt Payment Rights").

Fiscal Year Net Sales and Infringement Payments	MC-1 Debt Payment Rates
On Net Sales up to US$35 million	10%
On Net Sales over US$35 million and not in excess of US$75 million	5%
On Net Sales over US$75 million................	3%*

* The royalty rate for Net Sales over US $75 million shall be 2% commencing on the date on which the U.S. Food and Drug Administration shall have approved an MC-1 Payment Product for sale to the public for a second (such as chronic) indication (i.e., after a first approval).

For clarity, the above MC-1 Debt Payment Rates are applicable to the incremental amounts of Net Sales occurring in any particular fiscal year. For example, if there were a total of US$100 million in Net Sales of MC-1 Payment Products in fiscal year 2008, the total MC-1 Debt Payments owed for such year would equal:

10%xUS$35M + 5%xUS$40M + 3%xUS$25M = US$6.25 M

Notwithstanding the foregoing, from and after an MC-1 Election, Lender shall be entitled to receive annually (on a Medicure fiscal

year basis) MC-1 Debt Payments at least equal to US$2,600,000 (the "Minimum MC-1 Debt Payments"). The Minimum MC-1 Debt Payment for the fiscal year in which the MC-1 Election is made shall be prorated as of the date on which the MC-1 Debt Payment Rights commence (as provided below). The obligation of Medicure to make Minimum MC-1 Debt Payments shall not apply to any fiscal year subsequent to 2020.

There will be no maximum annual amount of MC-1 Debt Payments.

Upon the occurrence and during the continuance of any Event of Default, or the occurrence of any Event of Default based on a Prohibited Transfer of Payment Collateral, or subsequent to any Repetitive Events of Default, each of the MC-1 Debt Payment Rates set forth above for the applicable periods shall be increased by 200 basis points. For the avoidance of doubt, a "material Event of Default" shall include, without limitation, the failure of Lender to receive the MC-1 Debt Payments (or the AGGRASTAT Debt Payments) when due (subject to the applicable grace period).

Notwithstanding the foregoing, Medicure shall cease to have any obligation to make MC-1 Debt Payments (i) for any period or partial period subsequent to the later of (A) December 31, 2024, and (B) in the event that Medicure shall have applied for or obtained any Patent covering any MC-1 Payment Product (including any MC-1 Combination Product) which has a life subsequent to December 31, 2024, the last day of the period which is 90% of the period commencing on the date of this Agreement and ending on the last date on which all such other Patents shall have expired, and (ii) in any event for any period or partial period subsequent to December 31, 2035.

Upon Lender timely exercising the Product Switch Option (the "MC-1 Election"), (i) the AGGRASTAT Debt Payment Rights shall terminate at the end of the calendar month in which the MC-1 Election occurs, and (ii) the MC-1 Debt Payment Rights will commence at the beginning of the first calendar month following the month in which the MC-1 Election occurs and will be subject to the same ranking and Collateral arrangements as applicable to the AGGRASTAT Debt Payment Rights.

If Lender exercises the Product Switch Option, all Medicure Obligations with respect to, AGGRASTAT Payment Products and all Payment Proprietary Rights covering or appurtenant to the AGGRASTAT Payment Products automatically terminate, but provided that Medicure will remain obligated to pay all AGGRASTAT Debt Payments accrued and owing prior to such change, and provided further that the first priority Payment Collateral Lien of Lender in the AGGRASTAT Proprietary Rights shall continue subsequent to the MC-1 Election until such time as Lender shall have received total cash payments pursuant to the AGGRASTAT Debt Payment Rights and the MC-1 Debt Payment Rights in an aggregate amount of US$25 million plus an annual

rate of return, compounded quarterly, of 7.5%, and thereafter the AGGRASTAT Proprietary Rights shall be released from the Payment Collateral Lien.

If Lender does not timely exercise the Product Switch Option by the date six months after the first commercial sale of an MC-1 Payment Product, then the Product Switch Option shall automatically expire and no longer be exercisable, and all rights of Lender in, and all Medicure Obligations with respect to, MC-1 Payment Products and all Payment Proprietary Rights covering or appurtenant to the MC-1 Payment Products automatically terminate. Promptly after the exercise of the Product Switch Option, or the termination of the Product Switch Option, (or at such later time as needed to comply with Schedule B-1 regarding maintaining the Payment Collateral Lien), Lender shall take all reasonable actions and execute and deliver all necessary documents, instruments and papers to remove from the Payment Collateral Lien (and to eliminate all recordations and registrations of such Lien) (a) the Payment Proprietary Rights that claim, cover or are appurtenant only to the product (either MC-1 or AGGRASTAT) that is then no longer a Payment Product and (b) any other Payment Collateral that directly relates to such product; however, the foregoing release provisions shall not apply to the Substitute Cash Collateral.

During the 30-day period following the date on which the U.S. Food and Drug Administration shall have first approved MC-1 Payment Products for sale to the public, Medicure may elect to terminate the AGGRASTAT Debt Payment Rights and the MC-1 Debt Payment Rights with the payment, prior to the end of such 30-day period, of US$70,000,000 to Lender.

During the 30-day period following the date on which the U.S. Food and Drug Administration shall have approved MC-1 Payment Products for sale to the public for a second (such as chronic) indication (i.e., after a first approval), Medicure may elect to terminate the AGGRASTAT Debt Payment Rights and the MC-1 Debt Payment Rights with the payment, prior to the end of such 30-day period, of US$120,000,000 to Lender.

Schedule C-1 to Debt Financing Agreement

AGGRASTAT Patent Rights Included in Payment Collateral

U.S. Patent 5,292,756
U.S. Patent 5,658,929
U.S. Patent 5,733,919
U.S. Patent 5,814,643
U.S. Patent 5,880,136
U.S. Patent 5,965,581
U.S. Patent 5,972,967
U.S. Patent 5,978,698
U.S. Patent 6,040,317
U.S. Patent 6,136,794
U.S. Patent 6,538,112
U.S. Patent 6,770,660
U.S. Serial No. 10/909,608

MC-1 Patent Rights Included in Payment Collateral

Patent/Application Title	Filing Date (mm/dd/yy)	Application Number	Patent Number (if applicable)
Treatment of Ischemia Reperfusion Injury and Treatment of Cellular Dysfunction Including Arrythmia and Heart Failure Subsequent to Myocardial Infarction	11/27/1998	AU94210/98	759824
	11/26/1998	CA2254528	2254528
	11/27/1998	JP10338077	
	11/26/1998	NZ333023	333023
Treatment of Cardiovascular and Related Pathologies	3/25/1999	US09/276280	6043259
	3/22/2000	AU33147/00	779238
	3/22/2000	BRP10009292-4	
	3/22/2000	CA2368775	
	3/22/2000	EU00911153.5 Validated in AT, BE, CH, CY, DE, DK, ES, FI, FR, GB, GR, IE, IT, LI, LU, MC, NL, PT, SE	1162980
	3/22/2000	JP2000-607614	
	3/22/2000	NZ514767	514767
Treatment of Iatrogenic and Age-Related Hypertension and Pharmaceutical Compositions Useful Therein	4/16/1998	US09/061173	6051587
	4/16/1999	AU34029/99	765749

Patent/Application Title	Filing Date (mm/dd/yy)	Application Number	Patent Number (if applicable)
	4/16/1999	BR9909672-2	
	4/16/1999	CA2328730	
	4/16/1999	EU99915411.5 Validated in BE, FR, DE, IE, IT,NL,ES, CH, GB	1071430
	4/16/1999	IN2000/00522	
	4/16/1999	JP2000-544332	
	4/16/1999	NZ508142	508142
Treatment of Diabetes and Related Pathologies	7/13/2000	US09/615201	6489345
	7/13/2000	CA2376029	
	7/13/2000	EU00944170.0	
Treatment of Diabetes and Related Complications	8/08/2002	US10/215739	
Treatment of Diabetes and Related Pathologies	6/30/2004	US10/881864	
Treatment of Diabetes and Related Pathologies	7/13/2000	EU04016317.2	
Treatment of Diabetes and Related Pathologies	7/13/2000	EU04016316.4	
Treatment of Cardiovascular and Related Pathologies [Note: title varies in foreign prosecution]	8/24/2000	US09/645237	6677356
	8/24/2000	AU68144/00	783855
	8/24/2000	CA2383252	
	8/24/2000	EU956009.5	
	8/24/2000	JP2001-518038	
Treatment of Cardiovascular andRelated Pathologies	8/12/2003	US10/639955	7115626
Treatment of Cardiovascular and Related Pathologies	8/12/2003	US10/639950	7115625
Treatment of Cardiovascular and Related Pathologies	8/12/2003	US10/639877	7144892
Treatment of Cardiovascular and	8/12/2003	US10/639876	7132430

Patent/Application Title	Filing Date (mm/dd/yy)	Application Number	Patent Number (if applicable)
Related Pathologies			
Treatment of Cardiovascular and Related Pathologies	8/12/2003	US10/639949	7125889
Treatment of Cardiovascular and Related Pathologies	8/12/2003	US10/639948	7148233
Treatment of Cerebrovascular Disease	3/28/2001	US09/820199	6586414
	3/28/2001	AU48703/01	784840
	3/28/2001	CA2404329	
	3/28/2001	EU01921738.9	
	3/28/2001	JP2001-570270	
Treatment of Cerebrovascular Disease	9/24/2002	US10/254197	6861439
Treatment of Cerebrovascular Disease	12/03/2003	US10/729276	
Treatment of Cerebrovascular Disease	3/28/2001	AU2006220407	
Modulation of Cell Death	3/27/2004	US10/551302	
	3/25/2004	AU2004224562	
	3/25/2004	CA2520403	
	3/25/2004	EU04723270.7	
	3/25/2004	JP2006-506385	
	3/25/2004	NZ542684	
Methods of Treating Angina	3/27/2004	US10/551303	
	3/26/2004	AU2004224566	
	3/26/2004	CA2520422	
	3/26/2004	EU04723665.8	
	3/26/2004	JP2006-506391	
	3/26/2004	NZ542683	
Methods of Treating Angina	9/26/2005	US-11/633824	
	9/26/2005	CA2580970	
	9/26/2005	EP-05850112.3	
Combination Therapies Employing HMG CoA Reductase Inhibitors	12/23/2004	CA-2549116	
	12/23/2004	US10/584332	

Patent/Application Title	Filing Date (mm/dd/yy)	Application Number	Patent Number (if applicable)
	12/23/2004	NZ-548346	
	12/23/2004	AU-2004305154	
	12/23/2004	EP04802371.7	
	12/23/2004	IN4232/DELNP/2006	
	12/23/2004	JP2006-545873	
Composition for Improving the Bioavailability of Phosphate Drugs	1/18/2007 (Priority date)	US60/885423	
Combination Therapies Employing Platelet Aggregation Drugs	7/07/2005	US11/177248	
	7/07/2005	AU2005259735	
	7/07/2005	CA2570048	
	7/07/2005	CN200500267793	
	7/07/2005	EP05763524.5	
	7/07/2005	IN009/DELNP/2006	
	7/07/2005	JP2007-519583	
	7/07/2005	NZ551987	
Combination Therapies Employing Nicotinic acid derivatives or fibric acid derivatives	7/11/2005	US11/631,726	
	7/11/2005	AU2005262228	
	7/11/2005	CA2572815	
	7/11/2005	EP05763528.6	
	7/11/2005	JP100104411	
	7/11/2005	NZ552489	
Combination Therapies Employing ACE Inhibitors and Uses Thereof For the Treatment of Diabetic Disorders	8/10/2005	US11/202272	
	8/10/2005	AU2005270701	
	8/10/2005	CA2575849	
	8/10/2005	CN200580030768-2	
	8/10/2005	EP05772385	
	8/10/2005	IN1886/DELNP/2007	
	8/10/2005	JP2007-525137	
	8/10/2005	NZ552991	
	6/14/2006	US11/424069	
Compounds and Methods For Recovering from Trauma	9/12/2005	US11/662351	
	9/12/2005	AU2005282173	

Patent/Application Title	Filing Date (mm/dd/yy)	Application Number	Patent Number (if applicable)
	9/12/2005	CA2579356	
	9/12/2005	EP05786477.9	
	9/12/2005	NZ553836	
	9/12/2005	JP2007-530560	
Compounds and Methods for Treating and Preventing Atherosclerosis and Restinosis	9/26/2005	US11/575734	
	9/26/2005	AU2005309352	
	9/26/2005	CA2586421	
	9/26/2005	EP05850113	
	9/26/2005	NZ-553903	
	9/26/2005	JP2007-532740	
Formulations of Pyridoxal-5-Phosphate and Methods of Preparation	11/28/2005	US11/720,422	
	11/28/2005	CA- not available	
	11/25/2005	EP05815404.8	
Novel Formulations of Pyridoxal-5-Phosphate and Methods of Preparation	11/28/2005	US11/288971	
	11/28/2005	CA2528191	
	11/28/2005	AU2005309297	
	11/28/2005	CN- not available	
	11/28/2005	EP-not available	
	11/28/2005	IN-4761/DELNP/2007	
	11/28/2005	JP-not available	
	11/28/2005	NZ-555483	
Compounds and Methods For ReducingTriglyceride Levels	1/05/2006	US11/326201	
	1/05/2006	AU-not available	
	1/05/2006	CA-not available	
	1/05/2006	EP-not available	
	1/05/2006	JP-not available	
	1/05/2006	NZ556137	
Intravenous Formulation of P5P and Method of Preparation	3/30/2006	PCT/CA06/000467	
Intravenous Formulation of P5P and Method of Preparation	5/1/2007 (Priority date)	US60/915,145	
Inhibition of ATP mediated P2X7 dependent pathways by P5P and vitamin B6 related compounds	5/05/2006	PCT/CA06/000717	

Patent/Application Title	Filing Date (mm/dd/yy)	Application Number	Patent Number (if applicable)
Selected Dosages for Treatment of Cardiovascular and Related Pathologies	11/28/2006	US11/564192	
	5/24/2006	PCT/CA06/001937	
	3/21/2006	EU06005748.6	
Treatment and Prevention of Cognitive Decline	5/26/2007	PCT/CA07/000931	
Use of P5P for the Treatment of Metabolic and Cardiovascular Disorders with Anti-retroviral Therapy	02/23/2007 (Priority date)	US60/891,234	
Treatment of Atrial Fibrillation	4/25/2007	US11/739,920	
	4/25/2007	PCT/CA07/000702	
Use of P5P for the Treament and Prevention of Post-Operative Infection	10/20/2006 (priority date)	US60/862273	
Title Redacted	12/12/2006 (priority date)	US60/869613	
Pharmaceutically Acceptable Salts	02/01/2007 (priority date)	US60/887718	
Pharmaceutically Acceptable Salts	06/13/2007 (priority date)	US60/943,616	
Pharmaceutically Acceptable Salts	06/27/2007 (priority date)	US60/946,423	
Pharmaceutically Acceptable Salts	06/25/2007 (priority date)	US60/946,028	
Pharmaceutically Acceptable Salts	06/19/2007 (priority date)	US60/944,814	
Pharmaceutically Acceptable Salts	06/19/2007 (priority date)	US60/944,878	
Pharmaceutically Acceptable Salts	06/25/2007 (priority date)	US60/946,032	
Title Redacted	5/28/2007 (priority date)	CA2590104	
Title Redacted	5/28/2007 (priority date)	CA2590114	
Title Redacted	5/28/2007 (priority date)	CA2590605	
Title Redacted	5/28/2007 (priority date)	CA2590602	
Title Redacted	5/28/2007 (priority date)	CA2590592	
Title Redacted	5/28/2007 (priority date)	CA2590603	
Title Redacted	5/28/2007 (priority date)	CA2590600	

Patent/Application Title	Filing Date (mm/dd/yy)	Application Number	Patent Number (if applicable)
Title Redacted	5/28/2007 (priority date)	CA2590,601	
Prevention and treatment of ischemia-reperfusion and endotoxin-related injury using adenosine and purino receptor antagonists	9/30/1996	US08/716192	5733916
	3/24/1995	CA2186915	
	3/24/1995	CA2563203	
	3/24/1995	EU95914863.6 Validated in GB, DE, FR, ES, IT	755254
Compositions and methods for use in ischemia-reperfusion and endotoxin-related tissue injury	1/09/1998	US09/004938	6001842